As filed with the Securities and Exchange Commission on February 20, 2015    Registration No.   333-__________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LCNB Corp.
 (Exact name of Registrant as specified in its charter)

Ohio	6021	31-1626393
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 North Broadway, Lebanon, Ohio
(513) 932-1414
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen P. Wilson
Chairman and Chief Executive Officer
LCNB Corp.
2 North Broadway, Lebanon, Ohio 45036
(513) 932-1414
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan B. Zaunbrecher, Esq. Dinsmore & Shohl LLP First Financial Center 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Phone: (513) 977-8171	Martin D. Werner, Esq. Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604 Phone: (419) 321-1394

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐ Large accelerated filer	☐ Non-accelerated filer (do not check if smaller reporting company)
☒ Accelerated filer	☐Smaller reporting company

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)

☐	Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Shares, no par value	560,250	N/A	$6,776,080.50	$787.38

(1)
Represents an estimate of the maximum number of shares of common shares, no par value per share, of LCNB Corp. that Registrant anticipates issuing in connection with the proposed merger to which this registration statement relates.

(2)
Pursuant to Rule 457(c) and (f)(3) under the Securities Act, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as (A) the product of (i) $40.00 the average bid and ask prices per share of BNB Bancorp, Inc. common stock as reported on the OTC QB on February 18, 2015, the latest practicable date prior to the date of filing of this registration statement, and (ii) 279,426, the estimated maximum number of shares of common stock of BNB Bancorp, Inc. that may be exchanged in the merger, minus (B) $4,400,959.50 the estimated aggregate amount of cash to be paid by LCNB Corp. in the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED FEBRUARY 20, 2015, SUBJECT TO COMPLETION

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
BNB BANCORP, INC.

and

PROSPECTUS OF LCNB CORP.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

LCNB Corp. (“LCNB”) and BNB Bancorp, Inc. (“BNB”), have entered into an Agreement and Plan of Merger dated as of December 29, 2014 (the “Merger Agreement”), which provides for the merger of BNB with and into LCNB (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of BNB and the approval of the Merger by various regulatory agencies.

The board of directors of BNB has called a special meeting of its shareholders to vote on the adoption and approval of the Merger Agreement. The time, date and place of the BNB special meeting is as follows: , Eastern Daylight Savings Time, on , 2015, at BNB’s main office at 225 W. Upper Lewisburg Salem Road, Brookville, Ohio 45309. The adoption and approval of the Merger Agreement by the shareholders of BNB requires the affirmative vote of the holders of at least a majority of the BNB common shares outstanding and entitled to vote at the special meeting.

Under the terms of the Merger Agreement, shareholders of BNB will be entitled to receive from LCNB, after the Merger is completed, merger consideration in the form of a combination of cash and LCNB common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each BNB common share will be converted into the right to receive: (i) 2.005 LCNB common shares, and (ii) $15.75 in cash.

LCNB will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of BNB common shares who would otherwise be entitled to receive a fraction of a share of LCNB’s common shares (after taking into account all shares of BNB common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the LCNB fractional common share to which such holder would otherwise be entitled to multiplied by the average closing sale price of a LCNB common share on the NASDAQ Capital Market® for the 20 consecutive trading days immediately preceding the date of the Merger Agreement.

This document is a proxy statement that BNB is using to solicit proxies for use at its special meeting of shareholders to be held on , 2015, to vote on the Merger. It is also a prospectus relating to LCNB’s issuance of its common shares in connection with the Merger. This proxy statement/prospectus describes the special meeting, the Merger proposal and other related matters.

BNB’s board of directors recommends that you vote “FOR” the Merger

LCNB’s common shares are traded on the NASDAQ Capital Market® under the symbol “LCNB.” On December 29, 2014, the date of execution of the Merger Agreement, the closing price of LCNB’s common shares was $14.64 per share. On , 2015, the closing price of LCNB’s common shares was $ per share. BNB’s common shares are traded in the over-the-counter market under the symbol “BNBK.” On December 29, 2014, the date of execution of the Merger Agreement, the closing price of BNB’s common shares (based upon the closing price of such common shares on June 25, 2014, which was the most recent day that such common shares were traded prior to December 29, 2014) was $40.00. On , 2015, the closing price of BNB’s common shares was $ .

    You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “Risk Factors” section beginning on page 14 for a discussion of the risks you should consider in evaluating the Merger and how it will affect you.

Whether or not you plan to attend the special meeting of shareholders of BNB, please complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Not voting by proxy or at the special meeting will have the same effect as voting against the adoption and approval of the Merger Agreement. We urge you to read carefully this proxy statement/prospectus, which contains a detailed description of the special meeting, the Merger proposal, LCNB’s common shares to be issued in the Merger and other related matters.

Sincerely,

Roger L. Moler
Chief Executive Officer
BNB Bancorp, Inc.

An investment in LCNB’s common shares in connection with the Merger involves risk. See “RISK FACTORS” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of LCNB’s common shares to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This proxy statement/prospectus is dated , 2015, and it
is first being mailed to BNB shareholders on or about , 2015.

Notice of Special Meeting of Shareholders
To be held at , Eastern Daylight Savings Time, on , 2015, at
225 W. Upper Lewisburg Salem Road, Brookville, Ohio 45309

To the Shareholders of BNB Bancorp, Inc.:

Notice is hereby given that a special meeting of the shareholders of BNB Bancorp, Inc. (“BNB”) will be held at , Eastern Daylight Savings Time, on , 2015, at BNB’s main office at 225 W. Upper Lewisburg Salem Road, Brookville, Ohio 45309, for the purpose of considering and voting on the following matters:

1.    A proposal to adopt and approve the Agreement and Plan of Merger dated as of December 29, 2014, by and between LCNB Corp. and BNB;

2.    A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and

3.    Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of BNB is unaware of any other business to be transacted at the special meeting.

Holders of record of BNB common shares at the close of business on , 2015, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.  The affirmative vote of the holders of at least a majority of BNB shares outstanding and entitled to vote at the special meeting is required to adopt and approve the Agreement and Plan of Merger.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to this proxy statement/prospectus.

Your vote is very important, regardless of the number of BNB common shares you own. Please vote as soon as possible to make sure that your common shares are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your BNB common shares are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The BNB board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Roger L. Moler
Chief Executive Officer
, 2015	BNB Bancorp, Inc.

WHERE YOU CAN FIND MORE INFORMATION

LCNB is a publicly traded company that files annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may obtain copies of these documents by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. LCNB also files reports and other information with the SEC electronically, and the SEC maintains a web site located at www.sec.gov containing this information. Certain information filed by LCNB with the SEC is also available, without charge, through LCNB’s web site at www.LCNB.com.

LCNB has filed a registration statement on Form S-4 to register its common shares to be issued as part of the merger consideration with the SEC. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that LCNB has previously filed with the SEC, which contain important information about the company and its financial condition. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 45. These documents are available, without charge, to you upon written or oral request at LCNB’s address and telephone number listed below:

LCNB Corp.
2 North Broadway
Lebanon, Ohio 45036
Attention: Investor Relations,
Steve P. Foster
(513) 932-1414

Additional information about BNB may be obtained by contacting BNB Bancorp, Inc., 225 W. Upper Lewisburg Salem Road, Brookville, Ohio 45309, Attention: Investor Relations, (937) 833-2111.

To obtain timely delivery, you must request the information no later than , 2015.

LCNB’s common shares are traded on the NASDAQ Capital Market ® under the symbol “LCNB.” BNB’s common shares are traded in the over-the-counter market under the symbol “BNBK.”
LCNB has not authorized anyone to provide you with any information other than the information included in this document and documents to which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. LCNB’s business, financial condition, results of operations and prospects may have changed since those dates.

i

COMPARISON OF CERTAIN RIGHTS OF BNB AND LCNB SHAREHOLDERS	42
SECURITY OWNERSHIP OF CERTAIN BENFICIAL OWNERS AND MANAGEMENT OF BNB	44
EXPERTS	45
LEGAL MATTERS	45
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	45

Annexes:

Annex A	Agreement and Plan of Merger

Annex B	Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

Annex C	Opinion of Austin Associates, LLC

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:    Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because LCNB Corp. (“LCNB”) and BNB Bancorp, Inc. (“BNB”) have entered into an Agreement and Plan of Merger dated as of December 29, 2014 (the “Merger Agreement”), attached to this proxy statement/prospectus as Annex A, pursuant to which BNB will be merged with and into LCNB (the “Merger”). Immediately following the Merger, Brookville National Bank, a national bank and a wholly- owned subsidiary of BNB (“Brookville National Bank”), will merge with and into LCNB National Bank, a national bank and wholly owned subsidiary of LCNB (“LCNB National Bank”), with LCNB National Bank being the surviving entity, which transaction is referred to as the “subsidiary bank merger.” The Merger Agreement must be adopted and approved by the holders of at least a majority of the BNB common shares outstanding and entitled to vote at the special meeting, in accordance with Section 1701.78 of the Ohio General Corporation Law (“OGCL”) and BNB’s Amended and Restated Articles of Incorporation.

This proxy statement/prospectus contains important information about the Merger and the special meeting of the shareholders of BNB, and you should read it carefully. The enclosed proxy card will allow you to vote your BNB common shares without attending the special meeting.

Q:	Why are LCNB and BNB proposing to merge?

A:
BNB believes that the Merger is in the best interests of its shareholders and other constituencies because, among other reasons, the merger consideration will provide enhanced value and increased liquidity to BNB shareholders.  Furthermore, as a result of the Merger, BNB will become part of a larger banking institution improving its ability to compete with larger financial institutions and better serve its customers’ needs while maintaining the community bank philosophy that both institutions currently share.

LCNB believes that the Merger will benefit LCNB and its shareholders by enabling LCNB to further expand into the markets currently served by BNB and strengthening the competitive position of the combined organization. Furthermore, LCNB believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review the reasons for the Merger in more detail, see “THE MERGER” on page 23 of this proxy statement/prospectus.

Q:	What will BNB shareholders receive in the Merger?

A: Under the terms of the Merger Agreement, shareholders of BNB will be entitled to receive from LCNB, after the Merger is completed, merger consideration in the form of a combination of cash and LCNB common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each BNB common share will be converted into the right to receive: (i) 2.005 LCNB common shares, and (ii) $15.75 in cash.

LCNB will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of BNB common shares who would otherwise be entitled to receive a fraction of a share of LCNB’s common shares (after taking into account all shares of BNB common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the LCNB fractional common share to which such holder would otherwise be entitled to multiplied by the average closing sale price of a LCNB common share on the NASDAQ Capital Market® for the 20 consecutive trading days immediately preceding the date of the Merger Agreement.

Q:	Can I make an election to select the form of merger consideration I desire to receive?

A:	No. Each BNB common share will be exchanged for the same combination of cash and LCNB common shares if the Merger closes.

Q:	Does BNB anticipate paying any dividends prior to the effective date of the Merger?

A:
Yes. Under the terms of the Merger Agreement, BNB is permitted to pay a cash dividend to its shareholders: (i) for the fourth quarter of 2014 not to exceed, in the aggregate, $70,000, and (ii) in the event the Merger does not close prior to the record date for LCNB’s second quarter dividend, immediately prior to the effective time of the Merger in an amount equal to $0.20 per share.

Q:	When and where will the BNB special meeting of shareholders take place?

A:	The special meeting of shareholders of BNB will be held at , Eastern Daylight Savings Time, on , 2015, at BNB’s main office at 225 W. Upper Lewisburg Salem Road, Brookville, Ohio 45309.

Q:	What matters will be considered at the BNB special meeting?

A:
The shareholders of BNB will be asked to: (1) vote to adopt and approve the Merger Agreement; (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and (3) vote on any other business which properly comes before the special meeting.

Q:	Is my vote needed to adopt and approve the Merger Agreement?

A:
The adoption and approval of the Merger Agreement by the shareholders of BNB requires the affirmative vote of the holders of at least a majority of the BNB common shares outstanding and entitled to vote at the special meeting. The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the BNB common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

Q:	How do I vote?

A:
If you were the record holder of BNB common shares as of , 2015, you may vote in person by attending the special meeting or, to ensure that your BNB common shares are represented at the special meeting, you may vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold BNB common shares in the name of a broker, bank or other nominee, please see the discussion below regarding shares held in “street name.”

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to vote or if you mark “ABSTAIN” on your proxy card with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.

If you mark “ABSTAIN” on your proxy card with respect to the proposal to approve the adjournment of the BNB special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal.

The failure to vote, however, will have no effect on the proposal to approve the adjournment of the BNB special meeting, if necessary, to solicit additional proxies.

Q:	How will my shares be voted if I return a blank proxy card?

A:
If you sign, date and return your proxy card and do not indicate how you want your BNB common shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	If my BNB common shares are held in a stock brokerage account or by a bank or other nominee in “street name,” will my broker, bank or other nominee vote my shares for me?

A: No. You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your BNB common shares. Please follow the voting instructions provided by your broker, bank or nominee. If you do not provide voting instructions to your broker, bank or nominee, then your BNB common shares will not be voted by your broker, bank or nominee.

Under the rules of the NASDAQ Stock Market, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the BNB special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a BNB shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares,

●	your broker, bank or other nominee may not vote your shares on the proposal to approve the Merger, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

●	your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

Q: Can I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy at any time before a vote is taken at the special meeting by:

●	filing a written notice of revocation with the President of BNB, at 225 W. Upper Lewisburg Salem Road, Brookville, Ohio 45309;

●
executing and returning another proxy card with a later date than the earlier proxy card you wish to revoke, which later proxy card must be received by the President of BNB, at 225 W. Upper Lewisburg Salem Road, Brookville, Ohio 45309 before a vote is taken at the special meeting; or

●	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your BNB common shares in “street name” and you have instructed your broker, bank or nominee to vote your BNB common shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	If I do not favor the adoption and approval of the Merger Agreement, what are my rights?

A:
If you are a BNB shareholder as of , 2015, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, you will have the right under Section 1701.85 of the OGCL to demand the fair cash value for your BNB common shares. To exercise your dissenters’ rights, you must deliver to BNB a written demand for payment of the fair cash value of your shares before the vote on the Merger is taken at the special shareholders’ meeting. The demand for payment must include your address, the number and class of BNB common shares owned by you, and the amount you claim to be the fair cash value of the your BNB common shares, and should be mailed to: BNB Bancorp, Inc., Attention: Roger L. Moler, 225 W. Upper Lewisburg Salem Road, Brookville, Ohio 45309. BNB shareholders who wish to exercise their dissenters’ rights must either: (i) vote against the Merger or not return the proxy card, and (ii) deliver written demand for payment prior to the BNB shareholder vote. For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 22 of this proxy statement/prospectus and the complete text of the applicable sections of Section 1701.85 of the Ohio General Corporation Law attached to this proxy statement/prospectus as Annex B. No holder of LCNB common shares is entitled to exercise any rights of a dissenting shareholder under the OGCL.

Q:	When is the Merger expected to be completed?

A:
We are working to complete the Merger as quickly as we can. We expect to complete the Merger in the second quarter of 2015, assuming shareholder approval and all applicable governmental approvals have been received by that date and all other conditions precedent to the Merger have been satisfied or waived.

Q:	Should I send in my BNB stock certificates now?

A.
No. Either at the time of closing or shortly after the Merger is completed, the Exchange Agent for the Merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the Exchange Agent. You should use the letter of transmittal to exchange your BNB stock certificates for the merger consideration. Do not send in your stock certificates with your proxy form.

Q:	What do I need to do now?

A:
After carefully reviewing this proxy statement/prospectus, including its annexes, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your BNB common shares at the special meeting of shareholders of BNB in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your BNB common shares will be voted at the special meeting.

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact:

BNB Bancorp, Inc.
Attention: Investor Relations
225 W. Upper Lewisburg Salem Road, Brookville, Ohio 45309
(937) 833-2111

Summary

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about LCNB into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” on page 45. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies

LCNB Corp.

LCNB Corp.
2 North Broadway
Lebanon, Ohio 45036
Phone: (513) 932-1414

LCNB Corp., an Ohio corporation formed in December, 1998, is a financial holding company headquartered in Lebanon, Ohio.  Substantially all of the assets, liabilities and operations of LCNB Corp. are attributable to its wholly-owned subsidiary, LCNB National Bank (“LCNB National Bank”).  The predecessor of LCNB Corp., LCNB National Bank, was formed as a national banking association in 1877.  On May 19, 1999, LCNB National Bank became a wholly-owned subsidiary of LCNB Corp.

On January 11, 2013, LCNB consummated a merger with First Capital Bancshares, Inc. (“First Capital”) in a stock and cash transaction valued at approximately $20.2 million.  Immediately following the merger of First Capital into LCNB, Citizens National Bank (“Citizens”), a wholly-owned subsidiary of First Capital, was merged into LCNB National Bank.  At that time, Citizens’ six full-service offices became offices of LCNB.  Three of these offices are located in Chillicothe, Ohio and one office is located in each of Frankfort, Ohio, Clarksburg, Ohio, and Washington Court House, Ohio.

On January 24, 2014, LCNB purchased all of the outstanding stock of Eaton National Bank & Trust Co. (“Eaton National”) from its holding company, Colonial Banc Corp., in a cash transaction totaling $24.75 million. Upon consummation of the transaction, Eaton National was merged into LCNB National Bank and its five offices became offices of LCNB National Bank. Two of these offices are located in Eaton, Ohio and one office is located in each of New Paris, Ohio, Lewisburg, Ohio, and West Alexandria, Ohio.

LCNB National Bank’s main office is located in Warren County, Ohio and 35 branch offices, which includes Citizens' six offices, are located in Warren, Butler, Clinton, Clermont, Hamilton, Montgomery, Preble, Ross, and Fayette Counties, Ohio.  In addition, LCNB National Bank operates 40 automated teller machines (“ATMs”) in its market area.

LCNB National Bank is a full service community bank offering a wide range of commercial and personal banking services.  Deposit services include checking accounts, NOW accounts, savings accounts, Christmas and vacation club accounts, money market deposit accounts, Lifetime Checking accounts (a senior citizen program), individual retirement accounts, and certificates of deposit.  Additional supportive services include online banking, bill pay, mobile banking, and telephone banking. Commercial customers also have both cash management and remote deposit capture products as potential options. Deposits of LCNB National Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (the “FDIC”).

Loan products offered include commercial and industrial loans, commercial and residential real estate loans, agricultural loans, construction loans, various types of consumer loans, and Small Business Administration loans.  LCNB National Bank’s residential mortgage lending activities consist primarily of loans for purchasing or refinancing personal residences, home equity lines of credit, and loans for commercial or consumer purposes secured by residential mortgages.  A portion of the fixed-rate residential real estate loans are sold to the Federal Home Loan Mortgage Corporation with servicing retained.  Consumer lending activities include automobile, boat, home improvement and personal loans. LCNB National Bank also offers indirect financing through various automotive, boat, and lawn and garden dealers.

The Trust and Investment Management Division of LCNB National Bank performs complete trust administrative functions and offers agency and trust services, retirement savings products, and mutual fund investment products to individuals, partnerships, corporations, institutions and municipalities.

Security brokerage services are offered by LCNB National Bank through arrangements with LPL Financial LLC, a registered broker/dealer.  Licensed brokers offer a full range of investment services and products, including financial needs analysis, mutual funds, securities trading, annuities, and life insurance.

Other services offered include safe deposit boxes, night depositories, cashier's checks, bank-by-mail, ATMs, cash and transaction services, debit cards, wire transfers, electronic funds transfer, utility bill collections, notary public service, PC Internet banking, bill pay, mobile banking, 24 hour telephone banking, PC cash management services and remote deposit capture, and other services tailored for both individuals and businesses.

At December 31, 2014, LCNB had total consolidated assets of approximately $1.108 billion, total loans of approximately $696 million, total deposits of approximately $946 million, and total shareholders’ equity of approximately $126 million.

LCNB’s common shares are traded on the NASDAQ Capital Market® under the symbol “LCNB.” LCNB is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about LCNB is incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page 45 of this proxy statement/prospectus.

BNB Bancorp, Inc.

BNB Bancorp, Inc.
225 W. Upper Lewisburg Salem Road
Brookville, Ohio 45309
Phone: (937) 833-2111

BNB Bancorp, Inc. is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, as was incorporated under the laws of the State of Ohio in 1996. BNB has one wholly owned subsidiary - Brookville National Bank.
Brookville National Bank’s main office is located in Brookville, Ohio, which is also the location of its sole branch office.

BNB is a full service community bank offering a range of commercial and personal banking services. Deposit services include a variety of checking accounts, savings accounts and certificates of deposit.

At December 31, 2014, BNB had total assets of approximately $108.790 million, total loans of approximately $36.817 million, total deposits of approximately $97.879 million and total shareholders’ equity of approximately $10.558 million.

BNB’s common shares are traded in the over-the-counter market under the symbol “BNBK.”

The Merger (page 23)

The Merger Agreement provides that, if all of the conditions are satisfied or waived, BNB will be merged with and into LCNB, with LCNB surviving. Immediately following the Merger, Brookville National Bank will be merged with and into LCNB National Bank. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What BNB shareholders will receive in the Merger (page 34)

Under the terms of the Merger Agreement, shareholders of BNB will be entitled to receive from LCNB, after the Merger is completed, merger consideration in the form of a combination of cash and LCNB common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each BNB common share will be converted into the right to receive: (i) 2.005 LCNB common shares, and (ii) $15.75 in cash, subject to adjustment under certain circumstances set forth in the Merger Agreement. The Merger Agreement requires that the merger consideration be adjusted if the number of BNB common shares outstanding immediately prior to the effective time of the Merger exceeds the number of shares outstanding as of the date the Merger Agreement was signed.

In addition, if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, both the market value of LCNB’s common shares and the NASDAQ Bank Index drop below certain pre-determined thresholds, BNB will have the right to terminate the Merger Agreement, unless LCNB increases the exchange ratio for the stock portion of the merger consideration to an extent specified in the Merger Agreement.

LCNB will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of BNB common shares who would otherwise be entitled to receive a fraction of a share of LCNB’s common shares (after taking into account all shares of BNB common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the LCNB fractional common share to which such holder would otherwise be entitled to multiplied by the average closing sale price of a LCNB common share on the NASDAQ Capital Market® for the 20 consecutive trading days immediately preceding the date of the Merger Agreement.

Exchange of BNB common shares (page 34)

Once the Merger is complete, Computershare Limited (the “Exchange Agent”) will mail you transmittal materials and instructions for exchanging your BNB stock certificates for LCNB’s common shares to be issued by book-entry transfer.

BNB special meeting of shareholders (page 19)

A special meeting of shareholders of BNB will be held at , Eastern Daylight Savings Time, on , 2015, at BNB’s main office at 225 W. Upper Lewisburg Salem Road, Brookville, Ohio 45309, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•
a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•
any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The BNB board of directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned BNB common shares as of the close of business on , 2015. As of , 2015, a total of 279,426 BNB common shares were outstanding and eligible to be voted at the BNB special meeting. As of the same date, there were no BNB preferred shares outstanding or eligible to be voted at the BNB special meeting.

Required vote (page 19)

The adoption and approval of the Merger Agreement will require the affirmative vote of the holders of at least 139,714 BNB common shares, which is a majority of the BNB common shares outstanding and entitled to vote at the BNB special meeting. The number of shareholders attending the BNB meeting in person or by proxy will constitute a quorum. The affirmative vote of the holders of a majority of the BNB common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

Recommendation to BNB shareholders (page 24)

The board of directors of BNB unanimously approved the Merger Agreement. The board of directors of BNB believes that the Merger is fair to and in the best interests of BNB and its shareholders, and, as a result, the directors unanimously recommend that BNB shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

In reaching this decision, the board of directors of BNB considered many factors which are described in the section captioned “THE MERGER-BNB’s Background and Reasons for the Merger” beginning on page 23 of this proxy statement/prospectus.

Opinion of BNB’s financial advisor (page 25)

On December 29, 2014 Austin Associates, LLC (“Austin”) rendered its opinion to the board of directors of BNB that as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate merger consideration in the Merger was fair, from a financial point of view, to BNB’s shareholders, collectively as a group. The full text of Austin’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex C. BNB shareholders are urged to read the opinion in its entirety. Austin’s written opinion is addressed to the board of directors of BNB, is directed only to the aggregate merger consideration in the Merger and does not constitute a recommendation as to how any holder of BNB common shares should vote with respect to the Merger or any other matter.

Material U.S. federal income tax consequences of the Merger (page 30)

We intend that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by LCNB or BNB as a result of the Merger, (ii) BNB shareholders will recognize gain (but not loss) in an amount not to exceed any cash received in exchange for BNB common shares in the Merger (other than any cash received in lieu of a fractional LCNB common share, as discussed below under the section entitled “THE MERGER -Material U.S. Federal Income Tax Consequences of the Merger -Cash In Lieu of a Fractional Share” beginning on page 33), and (iii) BNB shareholders who exercise dissenters’ rights and receive solely cash in exchange for BNB common shares in the Merger will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.

All BNB shareholders should read carefully the description under the section captioned “THE MERGER -Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 32 of this proxy statement/prospectus and should consult their own tax advisors concerning these matters. All BNB shareholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

Interests of directors and executive officers of BNB (page 30)

 The directors and some of the executive officers of BNB have interests in the Merger that are different from, or in addition to, the interests of BNB shareholders generally. These include:

•	continued indemnification and continued insurance for directors and officers of BNB for events occurring before the Merger; and

•	a proposed one-year employment agreement between LCNB National Bank and Carolyn Haney, President of Brookville National Bank.

BNB’s board of directors was aware of these interests and considered them in approving the Merger Agreement. See “The Merger-Interests of BNB Directors and Executive Officers in the Merger” beginning on page 30 of this proxy statement/prospectus.

Dissenters’ rights of BNB shareholders (page 22)

Under Ohio law, BNB shareholders who do not vote in favor of the adoption and approval of the Merger Agreement and deliver a written demand for payment for the fair cash value of their BNB common shares prior to the BNB special meeting, will be entitled, if and when the Merger is completed, to receive the fair cash value of their BNB common shares. The right to make this demand is known as “dissenters’ rights.” BNB shareholders’ right to receive the fair cash value of their BNB common shares, however, is contingent upon strict compliance with the procedures set forth in Section 1701.85 of the OGCL. A BNB shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights, so long as such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.

For additional information regarding your dissenters’ rights, see “Dissenters’ Rights” on page 22 of this proxy statement/prospectus and the complete text of Section 1701.85 of the OGCL attached to this proxy statement/prospectus as Annex B. If you should have any questions regarding your dissenters’ rights, you should consult with your own legal advisers.

Certain differences in shareholder rights (page 42)

When the Merger is completed, BNB shareholders (other than those exercising dissenters’ rights) will receive LCNB common shares and, therefore, will become LCNB shareholders. As LCNB shareholders, your rights will be governed by LCNB’s Amended and Restated Articles of Incorporation and Regulations, as well as Ohio law. Notably, BNB shareholders will own less of the combined company and as such will have decreased voting power. See “Comparison of certain rights of BNB and LCNB shareholders” beginning on page 42 of this proxy statement/prospectus.

Regulatory approvals required for the Merger (page 29)
The Merger cannot be completed until LCNB receives the required regulatory approvals, which include the approval (or waiver thereof) of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the approval of the Office of the Comptroller of the Currency (“OCC”). LCNB has submitted an application to the OCC; this application is currently pending. Upon receipt of approval from the OCC, LCNB will submit an application (or waiver thereof) to the Federal Reserve for such approval.

Conditions to the Merger (page 35)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by BNB’s shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although LCNB and BNB anticipate the closing of the Merger will occur in the second quarter of 2015, neither LCNB nor BNB can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed.  See “THE MERGER AGREEMENT-Conditions to Consummation of the Merger” beginning on page 37 of this proxy statement/prospectus.

 Termination of the Merger Agreement (page 40)

LCNB and BNB may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after shareholder approval, if the board of directors of each approves such termination by vote of a majority of the members of its entire board. In addition, either LCNB or BNB, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:

•	if any of the required regulatory approvals is denied;

•	if the BNB shareholders do not adopt and approve the Merger Agreement at the BNB special shareholder meeting;

•
if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days of notice of the breach; or

•
by a vote of a majority of the members of its entire board, in the event that the Merger has not been consummated by May 31, 2015, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate.

BNB, acting alone, may also terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to LCNB:

•
if, at any time during the five-day period commencing on the first date on which all regulatory approvals necessary for consummation of the Merger have been received, both the market value of LCNB’s common shares and the NASDAQ Bank Index drop below certain pre-determined thresholds; subject, however, to LCNB’s right to cure by providing notice to BNB that LCNB intends to proceed with the Merger by paying additional consideration.

Acquisition proposals and termination fee (page 41)

Because BNB has entered into the Merger Agreement, a binding legal agreement, if BNB or Brookville National Bank executes a definitive agreement in connection with, or closes, an acquisition proposal (as defined in the Merger Agreement) with any person or entity other than LCNB and its subsidiaries, BNB must pay LCNB the sum of $503,000 immediately after the earlier of such execution or closing. See “THE Merger Agreement-Acquisition Proposals and Termination Fee” beginning on page 41 of this proxy statement/prospectus.

Recent Developments

On January 30, 2015, LCNB issued a press release announcing its earnings for the quarter and year ended December 31, 2014. LCNB reported net income of $3,217,000 (total basic and diluted earnings per share of $0.34) and $9,869,000 (total basic and diluted earnings per common share of $1.06 and $1.05, respectively) for the three and twelve months ended December 31, 2014, respectively.  This compared to net income of $2,347,000 (total basic and diluted earnings per common share of $0.27) and $8,780,000 (total basic and diluted earnings per common share of $1.12 and $1.10, respectively) for the same three and twelve-month periods in 2013.

LCNB reported an increase in net interest income for the three and twelve months ended December 31, 2014 of $1,884,000 and $6,455,000, respectively, from the comparative periods in 2013. LCNB reported non-interest income for the three and twelve months ended December 31, 2014 of $91,000, which was $52,000 greater than the comparable periods in 2013.

LCNB’s provision for loan losses for the three months ended December 31, 2014 was $26,000 less than the comparable period in 2013, while the full-year provision for 2014 was $342,000 greater than the comparable periods in 2013.  Net loan charge-offs for 2014 and 2013 totaled $1,397,000 and $437,000, respectively. Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $5,721,000 or 0.82% of total loans at December 31, 2014, compared to $3,211,000 or 0.56% of total loans at December 31, 2013.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR LCNB

The following table summarizes financial results achieved by LCNB for the periods and at the dates indicated and should be read in conjunction with LCNB’s Consolidated Financial Statements and the notes to the Consolidated Financial Statements contained in reports that LCNB has previously filed with the SEC. Historical financial information for LCNB can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The information at and for the nine months ended September 30, 2014 and 2013 is unaudited. However, in the opinion of management of LCNB, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the nine months ended September 30, 2014 and 2013 are not necessarily indicative of the results that may be expected for future periods. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

     The information below has been derived from LCNB’s Consolidated Financial Statements.

						At or For the Nine Months Ended September 30,
	At or For the Years Ended December 31,
	2013	2012	2011	2010	2009	2014	2013
(Dollars in thousands, except ratios and per share data)
Income Statement:
Interest income	$33,497	29,938	32,093	34,031	34,898	29,110	24,931
Interest expense	4,065	4,889	6,387	8,334	10,060	2,746	3,138
Net interest income	29,432	25,049	25,706	25,697	24,838	26,364	21,793
Provision for loan losses	588	1,351	2,089	1,680	1,400	737	369
Net interest income after provision for loan losses	28,844	23,698	23,617	24,017	23,438	25,627	21,424
Non-interest income	9,090	9,049	7,764	8,887	7,180	6,693	6,732
Non-interest expenses	26,212	21,682	21,849	21,277	20,686	23,510	19,578
Income before income taxes	11,722	11,065	9,532	11,627	9,932	8,810	8,578
Provision for income taxes	2,942	2,795	2,210	2,494	2,245	2,158	2,145
Net income from continuing operations	8,780	8,270	7,322	9,133	7,687	6,652	6,433
Income from discontinued operations, net of tax	-	-	793	240	79	-	-
Net income	8,780	8,270	8,115	9,373	7,766	6,652	6,433
Preferred stock dividends and discount accretion	-	-	-	-	1,108	-	-
Net income available to common shareholders	$8,780	8,270	8,115	9,373	6,658	6,652	6,433

Per Common Share Data:
Dividends per common share	$0.64	0.64	0.64	0.64	0.64	0.48	0.48
Basic earnings per common share:
Continuing operations	1.12	1.23	1.09	1.37	0.99	0.72	0.85
Discontinued operations	-	-	0.12	0.03	0.01	-	-
Diluted earnings per common share:
Continuing operations	1.10	1.22	1.08	1.36	0.98	0.71	0.83
Discontinued operations	-	-	0.12	0.03	0.01	-	-

	At or For the Years Ended December 31,					At or For the Nine Months Ended September 30,
	2013	2012	2011	2010	2009	2014	2013
(Dollars in thousands, except ratios and per share data)
Balance Sheet:
Securities	$279,021	276,970	267,771	251,053	217,639	322,341	296,819
Loans, net	570,766	450,346	458,331	452,350	457,418	682,617	562,686
Total assets	932,338	788,637	791,570	760,134	734,409	1,123,356	942,349
Total deposits	785,761	671,471	663,562	638,539	624,179	956,633	808,335
Short-term borrowings	8,655	13,756	21,596	21,691	14,265	24,954	22,811
Long-term debt	12,102	13,705	21,373	23,120	24,960	11,432	12,446
Total shareholders' equity	118,873	82,006	77,960	70,707	65,615	123,179	92,215

Selected Financial Ratios and Other Data:
Return on average assets	0.93%	1.02%	1.02%	1.22%	1.07%	0.79%	0.91%
Return on average equity	9.02%	10.22%	10.89%	13.36%	10.43%	7.30%	9.24%
Equity-to-assets ratio	12.75%	10.40%	9.85%	9.30%	8.93%	10.97%	9.79%
Dividend payout ratio	57.14%	52.03%	52.89%	45.71%	64.39%	66.67%	56.47%
Net interest margin, fully taxable equivalent	3.57%	3.52%	3.70%	3.89%	3.96%	3.60%	3.55%

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for LCNB and BNB certain historical, pro forma and pro forma-equivalent per share financial information as of and for the year ended December 31, 2013, and as of and for the nine months ended September 30, 2014. The information in the table below, in part, is derived from and should be read together with the historical Consolidated Financial Statements of LCNB that are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect certain anticipated costs and benefits of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the Merger and is based on numerous assumptions and estimates. The pro forma combined per share data and BNB equivalent pro forma per share data are prepared assuming a maximum of 560,250 common shares will be issued in the Merger. See “THE Merger Agreement—Merger Consideration” on page 34.

	As of and for the Year Ended December 31, 2013	As of and for the Nine Months Ended September 30, 2014
Earnings per share: Basic
LCNB total historical	$1.12	$0.72
BNB historical	0.91	0.87
Pro forma total combined	1.06	0.69
Equivalent pro forma for one share of BNB common stock	2.12	1.38

Earnings per share: Diluted
LCNB total historical	1.10	0.71
BNB historical	0.91	0.87
Pro forma combined	1.04	0.68
Equivalent pro forma for one share of BNB common stock	2.09	1.37

Cash dividends declared per share
LCNB historical	0.64	0.48
BNB historical	0.45	0.20
Pro forma combined	0.64	0.68
Equivalent pro forma for one share of BNB common stock	1.28	0.96

Book value per share:
LCNB historical	12.80	13.24
BNB historical	36.57	37.94
Pro forma combined	12.86	13.24
Equivalent pro forma for one share of BNB common stock	25.79	26.55

MARKET PRICE AND DIVIDEND INFORMATION

LCNB’s common shares are traded on the NASDAQ Capital Market® under the symbol “LCNB.”  BNB’s common shares are traded in the over-the-counter market under the symbol “BNBK.”

The information presented in the following table reflects the last reported sale prices per share of LCNB’s common stock and BNB’s common stock as of December 29, 2014, the last trading day preceding our public announcement of the Merger, and on February 18, 2015, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the equivalent market value per BNB common share on December 29, 2014 and February 18, 2015, determined by multiplying the share price of a LCNB common share on such dates by the exchange ratio of 2.005 and adding the per share cash consideration of $15.75. No assurance can be given as to what the market price of LCNB’s common shares will be if and when the Merger is consummated.

	LCNB’s Common Shares	BNB’s Common Shares	Equivalent Market Value Per BNB Common Share

December 29, 2014	$14.64	$40.00	$45.10
February 18, 2015	$14.90	$40.00	$45.62

The following table lists the high and low prices per share for LCNB’s common shares and BNB’s common shares and the cash dividends declared by each company for the periods indicated.

	LCNB’s Common Shares			BNB’s Common Shares (1)
	High	Low	Dividends	High	Low	Dividends
2013
First Quarter	$18.95	$13.65	$0.16	$42.00	$42.00	$–
Second Quarter	$22.68	$16.25	$0.16	$43.90	$42.00	$0.20
Third Quarter	$27.65	$18.53	$0.16	$43.90	$43.90	$–
Fourth Quarter	$20.90	$17.38	$0.16	$43.90	$43.90	$0.25

2014
First Quarter	$18.24	$17.25	$0.16	$43.90	$43.90	$–
Second Quarter	$18.89	$14.67	$0.16	$43.90	$39.00	$0.20
Third Quarter	$17.14	$14.84	$0.16	$40.00	$40.00	$–
Fourth Quarter	$15.43	$13.83	$0.16	$40.00	$40.00	$0.25

2015
First Quarter (through February 18, 2015)	$15.39	$13.95	$–	$40.00	$40.00	$–

(1)
Companies that have common shares quoted on the over-the-counter market typically do not have an active trading market. Consequently, the prices quoted above may not represent an accurate indication of the value of BNB common shares.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “FORWARD-LOOKING STATEMENTS” commencing on page 17 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by LCNB for the year ended December 31, 2013 and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on adoption and approval of the Merger Agreement.

Risks Related to the Merger

The market value of LCNB’s common shares you receive in the Merger may decrease if there are fluctuations in the market price of LCNB’s common shares following the Merger.

Under the terms of the Merger Agreement, shareholders of BNB will be entitled to receive from LCNB, after the Merger is completed, merger consideration payable in the form of a combination of cash and LCNB common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each BNB common share will be converted into the right to receive: (i) 2.005 LCNB common shares, and (ii) $15.75 in cash, subject to adjustment under certain circumstances set forth in the Merger Agreement.
LCNB will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of BNB common shares who would otherwise be entitled to receive a fraction of a LCNB common share (after taking into account all shares of BNB common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the LCNB fractional common share to which such holder would otherwise be entitled to multiplied by the average closing sale price of a LCNB common share on the NASDAQ Capital Market® for the 20 consecutive trading days immediately preceding the date of the Merger Agreement.
Any change in the market price of LCNB common shares prior to the completion of the Merger will affect the market value of the merger consideration that BNB shareholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of LCNB and BNB, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the BNB special meeting, BNB shareholders will not know the precise market value of the consideration they will receive at the effective time of the Merger. BNB shareholders should obtain current sale prices for LCNB common shares before voting their shares at the BNB special meeting.

LCNB could experience difficulties in managing its growth and effectively integrating the operations of BNB.

The earnings, financial condition and prospects of LCNB after the Merger will depend in part on LCNB’s ability to integrate successfully the operations of BNB and to continue to implement its own business plan. LCNB may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of BNB with the LCNB organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and LCNB may encounter difficulties, including, without limitation, loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies. These factors could contribute to LCNB not fully achieving the expected benefits from the Merger.

 The Merger Agreement limits BNB’s ability to pursue alternatives to the Merger with LCNB, may discourage other acquirers from offering a higher valued transaction to BNB and may, therefore, result in less value for the BNB shareholders.

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits BNB from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire BNB. In addition, if BNB executes a definitive agreement in respect of, or closes, an acquisition transaction with a third party, the Merger Agreement provides that BNB must pay a $503,000 termination fee to LCNB. These provisions of the Merger Agreement could discourage other companies from trying to acquire BNB even though such other companies might be willing to offer greater value to BNB’s shareholders than LCNB has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on BNB’s financial condition.

The fairness opinion obtained by BNB from its financial advisor will not reflect changes in circumstances prior to the Merger.

Austin Associates, LLC, the financial advisor to BNB, delivered a written fairness opinion to the board of directors of BNB dated December 29, 2014. The fairness opinion states that, as of the date of the opinion, the merger consideration set forth in the Merger Agreement was fair, from a financial point of view, to the holders of BNB common shares. However, the fairness opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of LCNB or BNB, changes in general market and economic conditions, or other changes. Should any such changes occur, it may alter the relative value of LCNB and BNB.

 BNB shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

The Merger will result in BNB’s shareholders having an ownership stake in the combined company that is smaller than their current stake in BNB. Upon completion of the Merger, we estimate that continuing LCNB shareholders will own approximately 94.4% of the issued and outstanding common shares of the combined company, and former BNB shareholders will own approximately 5.6% of the issued and outstanding common shares of the combined company. Consequently, BNB shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the Merger than they currently exercise over the management and policies of BNB.

Failure to complete the Merger could negatively impact the value of BNB’s common shares and future businesses and financial results of LCNB and BNB.

 If the Merger is not completed, the ongoing businesses of LCNB and BNB may be adversely affected and LCNB and BNB will be subject to several risks, including the following:

•	LCNB and BNB will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•
under the Merger Agreement, BNB is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•
matters relating to the Merger may require substantial commitments of time and resources by LCNB and BNB management, which could otherwise have been devoted to other opportunities that may have been beneficial to LCNB and BNB as independent companies, as the case may be.

In addition, if the Merger is not completed, BNB may experience negative reactions from its customers and employees. A number of BNB operational employees have been informed that their employment will be terminated in connection with the Merger and such employees, as well as others, might resign and obtain other employment as a result of the potential Merger. BNB also could be subject to litigation related to any failure to complete the Merger.

The LCNB common shares to be received by BNB shareholders upon completion of the Merger will have different rights from BNB shares.

Upon completion of the Merger, BNB shareholders will no longer be shareholders of BNB but will instead become shareholders of LCNB, and their rights as shareholders of LCNB will be governed by the Ohio Revised Code and by LCNB’s Amended and Restated Articles of Incorporation and Regulations. The terms of LCNB’s Amended and Restated Articles of Incorporation and Regulations are in some respects materially different than the terms of BNB’s Amended Articles of Incorporation and Regulations. See “COMPARISON OF CERTAIN RIGHTS OF BNB AND LCNB SHAREHOLDERS” on page 45 of this proxy statement/prospectus.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The respective obligations of LCNB and BNB to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of the BNB shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” on page 35 of this proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by May 31, 2015, either LCNB or BNB, by a vote of a majority of the members of its entire board, may choose not to proceed with the Merger, or the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the BNB shareholders. In addition, LCNB or BNB may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page 40 of this proxy statement/prospectus for a more complete description of these circumstances.

Following the Merger, a high percentage of the combined company’s loan portfolio will remain in Ohio and in commercial and residential real estate. Deteriorations in economic conditions in this area or in the real estate market generally could be more harmful to the combined company compared to more diversified institutions.
As of September 30, 2014 approximately $14.2 million, or 39.2%, of BNB’s loan portfolio was comprised of residential real estate loans, and $11.9 million, or 32.8%, of BNB’s loan portfolio was comprised of commercial real estate loans. As of September 30, 2014, approximately $248.5 million, or 36.2%, of LCNB’s loan portfolio was comprised of residential real estate loans, and $261.6 million, or 38.1%, of LCNB’s loan portfolio was comprised of commercial real estate loans. As a result of the Merger, the combined company’s loan portfolio, as of September 30, 2014, would have consisted of $262.7 million, or 36.4%, of residential real estate loans and $273.5 million, or 37.9%, of commercial real estate loans.
Inherent risks of commercial real estate (“CRE”) lending include the cyclical nature of the real estate market, construction risk and interest rate risk. The cyclical nature of real estate markets can cause CRE loans to suffer considerable distress. During these times of distress, a property’s performance can be negatively affected by tenants’ deteriorating credit strength and lease expirations in times of softening demand caused by economic deterioration or over-supply conditions. Even if borrowers are able to meet their payment obligations, they may find it difficult to refinance their full loan amounts at maturity due to declines in property value. Other risks associated with CRE lending include regulatory changes and environmental liability. Regulatory changes in tax legislation, zoning, environmental regulation, or similar external conditions that may affect property values and the economic feasibility of existing and proposed real estate projects. Environmental liability as a result of contamination may decrease the real estate collateral’s value or render the collateral worthless. Furthermore, the cost that may be imposed on a responsible borrower for the remediation of a contaminated property may severely impair the borrower’s ability to repay the loan.
The combined company’s CRE loan portfolio will be concentrated in Ohio. There are a wide variety of economic conditions within the local markets of Ohio in which most of the combined company’s CRE loan portfolio will be situated. Rates of employment, consumer loan demand, household formation, and the level of economic activity can vary widely from state to state and among metropolitan areas, cities and towns. Metropolitan markets comprise various submarkets where property values and demand can be affected by many factors, such as demographic makeup, geographic features, transportation, recreation, local government, school systems, utility infrastructure, tax burden, building-stock age, zoning and building codes, and available land for development. Despite the Merger, as a result of the continued high concentration of the combined company’s loan portfolio, the combined company may be more sensitive, compared to more diversified institutions, to future disruptions in, and deterioration of, this market, which could lead to losses which could have a material adverse effect on the business, financial condition and results of operations of the combined company.

Risks Related to LCNB’s Business

You should read and consider risk factors specific to LCNB’s business that will also affect the combined company after the Merger, described in LCNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by LCNB with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 45 of this proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements, including statements about LCNB’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express LCNB’s management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this proxy statement/prospectus and the documents incorporated herein by reference that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future filings of LCNB with the SEC, in press releases and in oral and written statements made by or with the approval of LCNB that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•
statements about the benefits of the Merger between LCNB and BNB, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements regarding plans, objectives and expectations of LCNB or BNB or their respective management or boards of directors;

•	statements regarding future economic performance; and

•	statements regarding assumptions underlying any such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of LCNB and BNB will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the Merger may be lower than expected;

•
deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

•	the failure of BNB’s shareholders to approve the Merger;

•	local, regional, national and international economic conditions and the impact they may have on LCNB and its customers and LCNB’s assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	material changes in the value of LCNB’s common shares;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that LCNB’s or BNB’s management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation and, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which LCNB and BNB must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

•	legislation affecting the financial services industry as a whole, and/or LCNB and its subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	LCNB’s ability to integrate the BNB acquisition and any future acquisition targets may be unsuccessful, or may be more difficult, time-consuming or costly than expected; and

•	the impact on LCNB’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause LCNB’s results to differ materially from those described in the forward-looking statements can be found in LCNB’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to LCNB or BNB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. LCNB and BNB undertake no obligation to update any forward-looking statement.

THE SPECIAL MEETING OF SHAREHOLDERS OF BNB

Time, Date and Place

This proxy statement/prospectus is being provided to BNB shareholders in connection with the solicitation of proxies by the BNB board of directors for use at the special meeting of shareholders to be held at , Eastern Daylight Savings Time, on , 2015, at 225 W. Upper Lewisburg Salem Road, Brookville, Ohio 45309, including any adjournments of the special meeting.

Matters to be Considered

At the special meeting, the shareholders of BNB will be asked to consider and vote upon the following matters:

●	a proposal to adopt and approve the Merger Agreement;

●
a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

●
any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of BNB is unaware of any other business to be transacted at the special meeting.

The board of directors of BNB believes that the Merger with LCNB is in the best interests of BNB shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement and (2) “FOR” the proposal to adjourn the special meeting of BNB shareholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of BNB has fixed the close of business on , 2015, as the record date for determining the BNB shareholders who are entitled to notice of and to vote at the BNB special meeting of shareholders. Only holders of BNB common shares at the close of business on the record date will be entitled to notice of and to vote at the BNB special meeting.

As of the close of business on , 2015, there were 279,426 BNB common shares outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of BNB preferred stock outstanding. The BNB common shares were held of record by approximately shareholders. Each BNB common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Your vote is important, BNB’s Amended Articles of Incorporation require the affirmative vote of the holders of at least a majority of the BNB common shares outstanding and entitled to vote at the BNB special meeting in order to adopt and approve the Merger Agreement. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of BNB’s common shares represented, in person or by proxy, at the special meeting.

Brokers who hold BNB common shares in “street name” for the beneficial owners cannot vote these BNB common shares on the adoption and approval of the Merger Agreement without specific instructions from the beneficial owners. If you fail to vote or if you mark “ABSTAIN” on your proxy card, or if your BNB common shares are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement.

The number of BNB shareholders attending the BNB special meeting in person or by proxy will constitute a quorum. The BNB board of directors does not expect any matter other than the adoption and approval of the Merger Agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the BNB special meeting. If any other matters are properly brought before the special meeting for consideration, BNB common shares represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this proxy statement/prospectus mailed to BNB shareholders. Your proxy is being solicited by the board of directors of BNB. Whether or not you attend the special meeting, the BNB board of directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the BNB common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. BNB’s common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

●	filing a written notice of revocation with the President of BNB, at 225 W. Upper Lewisburg Salem Road, Brookville, Ohio 45309;

●	executing and returning another proxy card with a later date; or

●	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your BNB common shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your common shares. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

BNB will bear its own cost of solicitation of proxies on behalf of the BNB board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of BNB, none of whom will receive additional compensation for their solicitation activities. BNB will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of BNB common shares not beneficially owned by them, for forwarding this proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of BNB common shares entitled to vote at the special meeting.

PROPOSALS SUBMITTED TO BNB SHAREHOLDERS
BNB Merger Proposal

As discussed throughout this proxy statement/prospectus, BNB is asking its shareholders to adopt and approve the Merger Agreement. BNB shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex A to this proxy statement/prospectus.

The board of directors of BNB recommends a vote “FOR” the approval and adoption of the Merger Agreement.

BNB Adjournment Proposal

The BNB special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the BNB special meeting to approve and adopt the Merger Agreement. If, at the time of the BNB special meeting, the number of common shares of BNB present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, BNB intends to move to adjourn the BNB special meeting in order to enable the BNB board of directors to solicit additional proxies for approval of the proposal. In that event, BNB will ask the BNB shareholders to vote only upon the adjournment proposal and not the merger proposal or the proposal on the specified compensation.

In the BNB adjournment proposal, BNB is asking its shareholders to authorize the holder of any proxy solicited by the BNB board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the BNB special meeting to another time and place for the purpose of soliciting additional proxies. If the BNB shareholders approve the adjournment proposal, BNB could adjourn the BNB special meeting and any adjourned session of the BNB special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from BNB shareholders who have previously voted.

The BNB board of directors recommends a vote “FOR” the BNB adjournment proposal.

Other Matters to Come Before the BNB Special Meeting

No other matters are intended to be brought before the BNB special meeting by BNB, and BNB does not know of any matters to be brought before the BNB special meeting by others. If, however, any other matters properly come before the BNB special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

DISSENTERS’ RIGHTS

Rights of Dissenting BNB Shareholders

Shareholders of BNB are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of BNB will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any BNB shareholder who is a record holder of BNB common shares on                      , 2015, the record date for the BNB special meeting and whose shares are not voted in favor of the adoption of the Merger Agreement may be entitled to be paid the “fair cash value” of such BNB common shares after the effective time of the Merger. To be entitled to such payment, a shareholder must deliver to BNB a written demand for payment of the fair cash value of the shares held by such shareholder, before the vote on the Merger proposal is taken, the shareholder must not vote in favor of approval and adoption of the Merger Agreement, and the shareholder must otherwise comply with Section 1701.85. A BNB shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the BNB record date, and the amount claimed as the “fair cash value” of such BNB common shares. See the text of Section 1701.85 of the OGCL attached as Annex B to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.
 If BNB so requests, dissenting shareholders must submit their share certificates to BNB within 15 days of such request, for endorsement on such certificates by BNB that a demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by BNB. If BNB and any dissenting shareholder cannot agree upon the “fair cash value” of BNB’s common shares, either may, within three months after service of demand by the shareholder, file a petition in the Common Pleas Court of Montgomery County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s BNB common shares. The fair cash value of an BNB common share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value,” and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.
If a BNB shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s BNB common shares will be suspended until BNB purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.
The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of BNB’s common shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this proxy statement/prospectus.

THE MERGER
The Proposed Merger

The Merger Agreement provides for the merger of BNB with and into LCNB, with LCNB surviving (the “Merger”).  Immediately following the Merger, and upon receipt of the required regulatory approvals, Brookville National Bank will be merged with and into LCNB National Bank, with LCNB National Bank surviving the subsidiary bank merger. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

BNB’s Background and Reasons for the Merger

Background of the Merger

The BNB board of directors has periodically discussed and reviewed with its management team and industry consultants, the business of banking, strategic direction, financial performance and prospects of BNB in the context of its current and prospective business, including local, regional, and national economic and competitive environments. The BNB board of directors has at times also discussed various potential strategic options, including strategies to increase BNB’s market area and products offerings, with the intent of ultimately creating more value for its shareholders. The BNB board of directors also has identified impediments to future growth and profitability, including expensive technological changes, the proliferation of competition by both bank and non-bank financial services providers and the increase in cost of doing business due to heightened regulatory demands.

During the beginning of 2014, the BNB board of directors and management discussed these interests and concerns in connection with the trends in the financial services industry and the likely nature of cost increases on an on-going basis. As a result of these discussions, it was decided to evaluate strategic options to enhance and maximize the value of and the liquidity for shares of BNB common stock, including examining potential transaction alternatives. It was determined that a preliminary meeting would be held with LCNB management. BNB management met with senior management of LCNB during July of 2014 for the purpose of learning more about its potential interest in a business combination with BNB during which LCNB senior management confirmed their general interest in pursuing discussions with BNB regarding an affiliation. As a result of those conversations LCNB and BNB executed a mutual confidentiality agreement in order to preserve the confidentiality of the process and the information to be exchanged by the parties. Management of BNB then met with representatives of Austin Associates, LLC (“Austin”), a nationally recognized bank consulting and investment banking firm, and BNB’s counsel Shumaker, Loop & Kendrick, LLP (“Shumaker”) on August 4, 2014 at Austin’s offices in Toledo, Ohio, to discuss the potential transaction, other alternatives including other potential purchasers and the process that would be most beneficial to BNB’s interests.

Subsequently, on August 11, 2014, the full BNB board of directors met to discuss the results of these meetings. After a thorough discussion of the value of BNB, alternatives and the potential pursuit of other merger partners, the BNB board of directors elected to proceed with exclusive discussions with LCNB. The BNB board of directors believed that LCNB’s community bank philosophy, proximity to BNB’s markets, publicly traded stock and high interest level made them the best candidate for a business combination with BNB and its wholly-owned subsidiary, Brookville National Bank. The BNB board of directors also retained Austin to represent BNB in the discussions and negotiations with LCNB at the August 11, 2014 meeting.

Austin provided LCNB and its advisors access to a confidential data site that included non-public information of BNB. After reviewing this information, as well as having numerous conversations between Austin, LCNB and LCNB’s financial advisor, LCNB submitted a nonbinding indication of interest to BNB during late September 2014. After a period of negotiation, including the purchase price, LCNB submitted a final nonbinding indication of interest on October 3, 2014. On October 6, 2014, Richard F. Maroney, Jr. of Austin and Martin D. Werner from Shumaker met with the board of directors of BNB to discuss the indication of interest. At the conclusion of that meeting the board of directors of BNB authorized management to execute an exclusivity agreement with LCNB as the only party with whom BNB would negotiate a potential transaction for a limited period of time and to permit LCNB to complete its due diligence. Management was also directed by the BNB board of directors to negotiate, with the assistance of Austin and Shumaker, a draft form of a merger agreement.

During October, November and into the beginning of December, LCNB conducted its due diligence of BNB. In addition, Austin performed a review of nonpublic information from LCNB to support and validate assumptions made as part of the issuance of its fairness opinion.

During November of 2014, a draft of the Merger Agreement was provided to Shumaker and BNB by LCNB’s legal counsel, Dinsmore & Shohl, LLP, for review and negotiation. Austin and Shumaker were actively involved in reviewing, drafting and negotiating the final terms of the Merger Agreement. Members of BNB’s management were also involved in the review of drafts of the Merger Agreement. The full BNB board of directors received a copy of a draft Merger Agreement on or about December 8, 2014. Austin and Shumaker met with the BNB board of directors on December 18, 2014 to review and approve the Merger Agreement. At the conclusion of that meeting the BNB board of directors approved the proposed definitive Merger Agreement and authorized its execution. Austin rendered its oral opinion that the transaction was fair, from a financial point of view at the December 18, 2014 meeting of the board of directors of BNB, and subsequently, confirmed such oral opinion in writing. The transaction was announced on December 29, 2014.

BNB’s Reasons for the Merger

The board of directors of BNB considered the combined staff and resources of the resulting institution and determined that the Merger will enhance the ability to deliver a high level of professional, relationship-driven banking services to Brookville National Bank’s business and retail customers and provide for career opportunities for its employees.
Additionally, in reaching its determination to approve the Merger Agreement and to recommend the approval and adoption of the Merger Agreement by the shareholders, the board of directors consulted with BNB management, Shumaker, and Austin, and considered the following material factors in support of the board of directors’ recommendation:

(1)	the ability to combine BNB with LCNB and the financial strength of the resulting merged companies;

(2)	the risks associated with BNB’s continued operation and the possibility that current levels of capital may not be sufficient to absorb losses associated with its loan portfolio;

(3)
the financial terms of the Merger, as presented to the board of directors of BNB, are considered fair to the shareholders of BNB, based upon the opinion of Austin and the members of the board of directors;

(4)	the benefits to current customers of Brookville National Bank through the enhanced ability to meet their financial needs by combining with a larger financial institution;

(5)
the effect on shareholder value of BNB remaining an independent entity in light of BNB’s financial condition, management's financial projections and increased regulatory burdens and increased competition;

(6)	the long-term interests of BNB and its shareholders, as well as the interests of Brookville National Bank employees, customers, and the communities in which Brookville National Bank serves; and

(7)
the ability of LCNB to perform its obligations under the Merger Agreement, to complete the Merger and to pay the consideration contemplated by the Merger Agreement to BNB’s shareholders and the likelihood of LCNB obtaining the required regulatory approvals for the Merger and being in a financial position to consummate the Merger.

The board of directors of BNB also considered a variety of risks and other potentially negative factors in deliberations concerning the Merger. In particular, the board of directors of BNB considered:

(1)	the costs associated with negotiating the Merger Agreement, calling the special meeting of shareholders and other Merger-related costs;

(2)	the loss of BNB’s and Brookville National Bank’s independence as separate institutions; and

(3)	the tax effects of a merger on the shareholders of BNB.
The board of directors of BNB concluded that the anticipated benefits of the Merger outweighed the possible detriments.
This discussion is not intended to be exhaustive but includes the material information and factors considered by the BNB board of directors in its consideration of the Merger. In view of the wide variety of factors considered, the BNB board of directors did not assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole.

Recommendation of the BNB Board of Directors

The board of directors of BNB unanimously approved the Merger Agreement. The board of directors of BNB believes that the Merger is fair to and in the best interests of BNB and its shareholders, and, as a result, the directors unanimously recommend that BNB shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Opinion of BNB’s Financial Advisor

In August 2014, BNB jointly engaged Austin Associates, LLC (“Austin”) and Investment Bank Services (“IBS”), a registered broker-dealer, to provide financial advisory services in connection with the potential sale of BNB. Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. Principals of Austin’s investment banking team that assisted BNB are also registered representatives of IBS. BNB selected Austin and IBS as its financial advisors on the basis of their experience and expertise in representing community banks in similar transactions.

Austin acted as financial advisor to BNB in connection with the proposed merger and participated in the negotiations leading to the Merger Agreement. As part of its engagement, Austin assessed the fairness, from a financial point of view, of the merger consideration being received by the shareholders of BNB. The full text of Austin’s opinion is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Austin has consented to the inclusion of its opinion letter as Annex C to this proxy statement/prospectus.

You should consider the following when reading the discussion of Austin’s opinion in this document:

•
The opinion letter attached as Annex C details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Austin, in connection with its opinion, and should be read in its entirety;

•	Austin expressed no opinion as to the price at which BNB’s or LCNB’s common stock would actually trade at any given time;

•
Austin’s opinion does not address the relative merits of the Merger and the other business strategies considered by BNB’s board, nor does it address the board’s decision to proceed with the Merger; and

•	Austin’s opinion rendered in connection with the Merger does not constitute a recommendation to any BNB shareholder as to how it should vote at the BNB special meeting of shareholders.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of BNB and LCNB and may not be realized. Any estimates contained in Austin’s analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by Austin was assigned a greater significance by Austin than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

With respect to the internal projections and estimates prepared by BNB pertaining to BNB and the projections and estimates prepared by Austin pertaining to LCNB (based on publicly available information), and the expected transaction costs, purchase accounting adjustments and cost savings, BNB’s and LCNB’s management and advisors confirmed to us that the projections and estimates prepared by BNB and Austin, respectively, reflected the best currently available estimates and judgments of management of the future financial performance of BNB and LCNB, and Austin assumed that such performance would be achieved. Austin expresses no opinion as to such financial projections and estimates or the assumptions on which they are based. Austin also assumed that there has been no material change in BNB or LCNB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. Austin has assumed in all respects material to its analyses that BNB and LCNB will remain as a going concern for all periods relevant to its analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants required to be performed by such party under the Merger Agreement, and that the conditions precedent in the Merger Agreement are not waived. Finally, Austin has relied upon the advice BNB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

Austin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of BNB or LCNB, nor was it furnished with any appraisals. Austin has not reviewed any individual credit files of BNB or LCNB, and has assumed that BNB’s and LCNB’s allowances are, in the aggregate, adequate to cover inherent credit losses. Austin’s opinion is based on economic, market and other conditions existing on the date of its opinion. No limitations were imposed by BNB’s board or its management upon Austin with respect to the investigations made or the procedures followed by Austin in rendering its opinion.

In rendering its opinion, Austin made the following assumptions:

•
all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on BNB or on the anticipated benefits of the Merger;

•	BNB has provided all of the information that might be material to Austin in its review; and

•
any financial projections reviewed by Austin were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of BNB and LCNB as to their future operating and financial performance.

In connection with its opinion, Austin reviewed:

•	the Merger Agreement;

•	certain publicly available financial statements and other historical financial information of BNB that Austin deemed relevant;

•	certain publicly available financial statements and other historical financial information of LCNB that Austin deemed relevant;

•	internal financial projections for BNB for the year ending December 31, 2014 prepared by and reviewed with management of BNB;

•
the pro forma financial impact of the Merger prepared by Austin relative to LCNB, based on assumptions relating to transaction expenses, preliminary purchase accounting adjustments and cost savings considered reasonable by Austin;

•
publicly reported historical price and trading activity for LCNB’s common stock, including an analysis of certain financial and stock market information of LCNB compared to certain other publicly traded companies;

•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other public information, financial studies, analyses and investigations and financial, economic and market criteria as Austin considered relevant.

Austin also discussed with certain members of senior management of BNB the business, financial condition, results of operations and prospects of BNB, including certain operating, regulatory and other financial matters. Austin held similar discussions with senior management of LCNB regarding generally the business, financial condition, results of operations and prospects of LCNB.

The following is a summary of the material factors considered and analyses performed by Austin in connection with its opinion dated December 29, 2014. The summary does not purport to be a complete description of the analyses performed by Austin. Capitalized terms used herein without definition shall have the meanings given to such terms in the Merger Agreement.

Summary of Financial Terms of Merger Agreement. Austin reviewed the financial terms of the Merger Agreement, including the form of consideration to be received by BNB common shareholders pursuant to the proposed Merger.

The financial terms of the Merger Agreement provide that each BNB Common Share shall be converted into the right to receive: (i) 2.005 shares of LCNB Common Shares (“Per Share Stock Consideration”); and (ii) cash in the amount of $15.75 (“Per Share Cash Consideration”). Based on LCNB’s 20-day average closing price of $14.59, the per share consideration would equal $45.00 and the aggregate consideration would approximate $12.6 million, based on 279,426 BNB shares outstanding as of the date of this proxy statement/prospectus. The approximate aggregate consideration of $12.6 million, as of September 30, 2014, represented:

•	119% of BNB’s book value;

•	119% of BNB’s tangible book value;

•	43.5 times BNB’s last twelve months stated net income; and

•	2.1% premium above BNB’s tangible equity as a percent of core deposits.

LCNB Financial Performance and Market Trading Data versus Peer. Austin compared selected results of LCNB’s operating performance to those of 17 selected Ohio, Kentucky and Indiana publicly traded banks with $750 million to $2.5 billion in total assets. Austin considered this group of financial institutions comparable to LCNB on the basis of asset size and geographic location.

Austin noted the following selected financial measures for the peer group as compared to LCNB:

	Peer Financial Performance(1)
	25th Pct	Median	75th Pct	LCNB(1)
Total Assets ($mil)	$925.2	$1,139.7	$1,769.9	$1,123.4
Tangible Equity / Tangible Assets	8.86%	9.88%	10.43%	8.36%
LTM PTPP / Average Assets	1.13%	1.29%	1.73%	1.43%
LTM Core Return on Average Assets	0.78%	0.91%	1.05%	0.93%
LTM Core Return on Average Equity	8.03%	8.69%	9.67%	8.52%
NPAs / Total Assets	0.95%	0.70%	0.55%	0.70%
NPAs / (Tangible Equity + ALLL)	11.0%	6.9%	5.3%	8.3%

LTM = Last Twelve Months
PTPP = Pre-Tax Pre-Provision = Net Interest Income + Noninterest Income - Noninterest Expense
NPAs = Nonperforming Assets
ALLL = Allowance for Loans Losses

(1)	Peer and LCNB’s financial performance as of September 30, 2014.

This comparison indicated that LCNB approximated the peer median in profitability as measured by core ROAA and ROAE. LCNB ranked between the median and 25th percentile in nonperforming assets (NPAs/Total Assets and NPAs/Tangible Equity + ALLL). The following presents a summary of the market trading data of LCNB compared to this same peer group as of December 15, 2014:

	Peer Market Trading Data
As of 12/15/2014	25th Pct	Median	75th Pct	LCNB
Price / Tangible Book Value per Share	107%	119%	136%	150%
Price / LTM Core EPS	11.3	13.0	14.2	13.5
Dividend Yield	1.42%	1.94%	3.29%	4.35%

LCNB traded above the 75th percentile of the peer group as measured by price to tangible book and between the median and 75th percentile as measured by price to LTM Core EPS. LCNB significantly exceeded the peer group’s 75th percentile in dividend yield.

Comparable Transaction Analysis. Austin compared the financial performance of certain selling institutions and the prices paid in selected transactions to BNB’s financial performance and the transaction multiples being paid by LCNB for BNB. Specifically, Austin reviewed certain information relating to select bank and thrift transactions in Ohio and in the three-state area of Indiana, Kentucky and Ohio. For both the Ohio and three-state guideline transactions, Austin eliminated any deals that were subsequently terminated or did not include complete pricing information.

The Ohio guideline transactions include all deals involving selling institutions announced between January 1, 2013 and December 15, 2014. Eighteen (18) transactions comprised this group.

The three-state guideline transactions include all deals involving selling institutions announced between January 1, 2013 and December 15, 2014 with total assets less than $500 million and nonperforming assets to total assets less than 2.5 percent. Thirteen (13) deals comprise the three-state guideline transaction group.

The following table highlights the results of the guideline transaction comparison:

	Seller’s Financial Performance						Deal Multiples
		Tangible
	Total	Equity/			LTM		Price/	Price/
Summary Results	Assets	Tangible	LTM	LTM	Effic.	NPAs/	Tangible	LTM
Sale of Control Transactions	(in millions)	Assets	ROAA	ROAE	Ratio	Assets	Book	Earnings
Ohio (18 transactions)
25th Percentile	$105,286	7.84%	0.30%	3.41%	85.4%	3.10%	124%	17.9
Median	$195,534	9.35%	0.60%	6.39%	73.9%	1.75%	144%	22.5
75th Percentile	$349,356	10.31%	0.88%	7.83%	68.3%	1.15%	151%	26.7

IN, KY & OH (13 transactions)
25th Percentile	$104,638	9.31%	0.36%	2.58%	83.9%	1.65%	117%	16.2
Median	$147,758	10.18%	0.63%	6.22%	72.4%	1.12%	141%	19.8
75th Percentile	$219,327	12.18%	0.98%	9.56%	69.1%	0.96%	147%	33.5

							LCNB Transaction
BNB – Stated Performance	$109,014	9.73%	0.30%	3.10%	82.2%	0.04%	119%	43.5

The indicated stated price-to-tangible book ratio being paid by LCNB of 119 percent was below the median Ohio transaction group and three-state median transaction group. The stated price-to-earnings multiples being paid by LCNB for BNB of 43.5 compares favorably to the Ohio and three-state transaction groups. BNB’s asset size ranked near the 25th percentile of the deals reviewed. BNB’s profitability as measured by ROAA and ROAE also approximated the 25th percentile performance levels of the selling banks.

BNB Control-Level Discounted Cash Flow Analysis. Austin performed an analysis that estimated the control-level discounted cash flow value of BNB as of September 30, 2014. The discounted cash flow projections were based on the following:

DCF Analysis – Key Assumptions:
Asset Growth (Per Year)	3.0%
Net Income Range Year 1 – 5 ($000)	$347 - $391
Annual Cost Savings Range (%)	32%
Annual Cost Savings Range ($000)	$710 - $799
Annual Interest Income Enhancement	$395
Required Tang. Equity/Asset Ratio	8.00%
Long-Term Growth Rate in Earnings	3.0%
Discount Rate Range	12.0% - 14.0%
Transaction Costs (After-Tax) ($000)	$300

DCF Analysis – Key Results:
Aggregate Value Range ($mil)	$10.2 - $12.2
Per Share Value Range	$36.62 - $43.76

Based on the above assumptions, the aggregate control-level discounted cash flow value of BNB ranged between $10.2 and $12.2 million. On a per share basis, the discounted cash flow value ranged between $36.62 and $43.76.

Pro Forma Merger Analysis. Austin analyzed the potential pro forma effect of the acquisition assuming the Merger was completed on December 31, 2014. Assumptions were made regarding the accounting adjustments, cost savings and other acquisition adjustments based on discussions with management of BNB and LCNB and their representatives. Based on 75% phased-in cost savings in the first year and 100% in the second year and potential net interest margin enhancement, the analysis indicated that the acquisition is expected to be accretive to LCNB’s estimated stand-alone EPS in the first year following closing. Austin calculated that LCNB’s tangible book value per share would be diluted at closing, but recovered within approximately one year.

Pro Forma Dividends Per Share to BNB. Based on the 2.005 exchange ratio and LCNB’s current annual cash dividend rate of $0.64 per share, BNB’s shareholders would have received $1.28 in equivalent cash dividends per share. BNB’s current annual cash dividend for 2014, as of the time of the opinion, was estimated at $0.45 per share. As a result, BNB’s shareholders would have received a 184.4 percent increase in annual cash dividends.

Summary. Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, Austin has determined the terms of the Merger Agreement are fair, from a financial point of view, to BNB and its shareholders.

The opinion expressed by Austin was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of BNB could materially affect the assumptions used in preparing this opinion.

The text of Austin’s written opinion is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. BNB’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Austin.

LCNB’s Reasons for the Merger

LCNB believes that the Merger is in the best interests of LCNB and its shareholders. In reaching this determination, the LCNB board of directors consulted with its management, as well as its accounting and legal advisors, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following:

●	the long-term interests of LCNB and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which LCNB operates;

●	the opportunity to acquire a bank with deep community banking relationships;

●	enhanced market share in Ohio with incremental high-quality, low-cost core deposits;

●	the market area in which BNB’s offices are located is a market in which LCNB would like to expand to;

●	LCNB believes it can realize cost savings and other benefits of size and operating efficiencies;

●	LCNB believes that the Merger should assist it in maintaining its status as an independent holding company and LCNB National Bank as a community bank; and

●
the size and structure of the transaction allows LCNB to maintain its strong capital position and fund the cash portion of the transaction through current operations; additionally, the merged banks will also maintain a strong capital position allowing the organization to expand within its new markets.

The board of directors of LCNB also considered a variety of risks and other potentially negative factors in deliberations concerning the Merger. In particular, the board of directors of LCNB considered:

●	the costs associated with the regulatory approval process, the costs associated with calling a special meeting of the BNB shareholders and other Merger related costs; and

●	the risks associated with combining the operations of BNB with LCNB’s existing operations, including difficulty in combining corporate, accounting, financial information and information systems.

The above discussion of the information and factors considered by LCNB’s board of directors is not intended to be exhaustive, but includes all material factors considered by the board in arriving at its determination to approve. The board of directors of LCNB did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors.

Regulatory Approvals Required

The Merger must receive approval (or waiver thereof) from both the OCC and the Federal Reserve before the proposed Merger may be consummated.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to BNB shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Interests of BNB Directors and Officers in the Merger

As described below, some of BNB’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of BNB shareholders generally. The BNB board of directors was aware of these interests and considered them in approving the Merger Agreement.

Severance Payments

Under the terms of the Merger Agreement, LCNB shall pay to each employee, including officers, of BNB or Brookville National Bank who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of BNB or Brookville National Bank immediately before the effective time of the Merger, (iii) has been an employee of BNB or Brookville National Bank for at least twelve months prior to the effective time of the Merger, and (iv) is not offered continued employment by LCNB or any of its subsidiaries after the effective time of the Merger, a severance amount equal to two weeks base pay multiplied by the number of whole years of service of such employee with BNB or Brookville National Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed the lesser of (a) 26 weeks of base pay or (b) $20,000. The limitation in the prior sentence does not apply to severance payments made to Roger Moler, Chief Executive Officer, which are estimated to be in the amount of $25,000.

Further, for any employee of BNB or Brookville National Bank participating in BNB’s or Brookville National Bank’s group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee and for any spouse or other dependent covered by BNB’s or Brookville National Bank’s group health program at the effective time of the Merger, at the full premium rate for the entire COBRA period.

     Indemnification and Directors’ and Officers’ Liability Insurance

For a period of three years following the effective time of the Merger and subject to compliance with applicable state and federal laws, LCNB will indemnify each person who served as a director or officer of BNB before the effective time of the Merger to the fullest extent provided by BNB’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of BNB. In addition, the Merger Agreement provides that, prior to the Merger, BNB will purchase up to six years extended tail coverage available under its current directors’ and officers’ liability insurance policy.

Continued Employment

In addition, LCNB National Bank intends to enter into an employment agreement with Carolyn Haney, President of Brookville National Bank. It is anticipated that the term of the employment agreement will be for 12 months and Ms. Haney will receive a base annual salary of $100,000. Ms. Haney will be eligible to receive annual bonus pursuant to the terms of LCNB National Bank’s bonus program, as well as severance payments under certain circumstances if Ms. Haney is terminated prior to the end of the term.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the intended, material U.S. federal income tax consequences of the Merger to LCNB, BNB, and U.S. holders of BNB common shares who exchange their shares for a combination of LCNB common shares and cash pursuant to the Merger. LCNB and BNB intend for the Merger to be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and LCNB and BNB intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

LCNB and BNB have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and the tax opinion to be delivered in connection with the Merger is not binding on the IRS. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to LCNB, BNB, and the shareholders of BNB described in this proxy statement/prospectus.
The following discussion is based on the Internal Revenue Code, existing and proposed Treasury Department regulations promulgated thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of BNB common shares who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the U.S. or any state or political subdivision thereof;

•
a trust that (1) is subject to (A) the primary supervision of a court within the U.S. and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds BNB common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding BNB common shares, you should consult your tax advisor.

This discussion addresses only those BNB shareholders that hold their BNB common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular BNB shareholders in light of their individual circumstances or to BNB shareholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities and investors in those through entities;

•	retirement plans;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	persons that exercise dissenters’ rights;

•	persons that hold BNB common shares as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their BNB common shares as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	persons that acquired their BNB common shares through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, this discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger. All holders of BNB common shares should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

Reorganization Treatment

The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and LCNB and BNB are each intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue

Code. If the intended reorganization treatment is respected by the Internal Revenue Service and the courts, then the material federal income tax consequences described below are anticipated.

Federal Income Tax Consequences to LCNB and BNB

No Gain or Loss. No gain or loss will be recognized by LCNB or BNB as a result of the Merger.

Tax Basis. The tax basis of the assets of BNB in the hands of LCNB will be the same as the tax basis of such assets in the hands of BNB immediately prior to the Merger.

Holding Period. The holding period of the assets of BNB to be received by LCNB will include the period during which such assets were held by BNB.

Federal Income Tax Consequences to U.S. Holders of BNB Common Shares who Receive a Combination of Cash and LCNB Common Shares

A U.S. holder of BNB common shares will recognize gain (but not loss) with respect to the LCNB common shares such holder receives pursuant to the Merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the LCNB common shares and the amount of cash received by such holder (other than cash received in lieu of a fractional LCNB common share), exceeds such holder’s basis in its BNB common shares, and (ii) the amount of cash received by such holder (other than any cash received in lieu of a fractional LCNB common share, as discussed below under “—Cash In Lieu of a Fractional Shares”). Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the LCNB common shares received by such U.S. holder (including a fractional LCNB common share, if any, deemed issued and redeemed by LCNB) will be the same as the basis of the BNB common shares surrendered in exchange for the LCNB common shares, reduced by the amount of cash received by such holder in the Merger (other than any cash received in lieu of a fractional LCNB common share), and increased by any gain recognized by such U.S. holder in the Merger (including any portion of the gain that is treated as a dividend (as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional LCNB common share). The holding period for LCNB common shares received by such U.S. holder will include such U.S. holder’s holding period for BNB common shares surrendered in exchange for the LCNB common shares (including a fractional LCNB common share, if any, deemed to be issued and redeemed by LCNB).

If a U.S. holder of BNB common shares acquired different blocks of BNB common shares at different times or at different prices, any gain or loss will be determined separately with respect to each block of BNB common shares. In computing the amount of gain recognized, if any, a U.S. holder of BNB common shares may not offset a loss realized on one block of shares against the gain realized on another block of shares. U.S. holders of BNB common shares should consult their tax advisors regarding the manner in which LCNB common shares and cash received in the Merger should be allocated among different blocks of BNB common shares and regarding their bases and holding periods in the particular shares of LCNB common shares received in the Merger.

Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), gain or loss that U.S. holders of BNB common shares recognize in connection with the Merger generally will constitute capital gain or loss and will constitute long-term capital gain or loss if such holders have held their BNB common shares for more than one year at the effective time of the Merger. Long-term capital gain of certain non-corporate holders of BNB common shares, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Cash in Lieu of Fractional Shares

A U.S. holder of BNB common shares that receives cash in lieu of a fractional LCNB common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the BNB common shares surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its BNB shares exceeds one year at the effective time of the Merger.

Tax Consequences to BNB Shareholders who Receive Only Cash

A U.S. holder of BNB common shares who properly exercises its dissenters’ rights and receives solely cash in exchange for all of its BNB common shares (and is not treated as constructively owning LCNB common shares after the Merger under the circumstances referred to below under “Possible Dividend Treatment”) will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in BNB’s common shares surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Possible Dividend Treatment

In some cases, if a U.S. holder of BNB common shares actually or constructively owns LCNB common shares other than the LCNB common shares received pursuant to the Merger, the gain recognized by such holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of BNB common shares should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of BNB common shares pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

A U.S. holder of BNB common shares owning at least 5% (by vote or value) of the outstanding shares of BNB common shares or having a basis of $1,000,000 or more in its BNB common shares, immediately before the Merger, is required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s tax basis in and the fair market value of shares of the BNB common shares exchanged by such holder pursuant to the Merger. In addition, all U.S. holders of BNB common shares will be required to retain records pertaining to the Merger.

The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you.

Each BNB shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with U.S. GAAP. Under the acquisition method of accounting, the assets and liabilities of BNB will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of LCNB’s common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Resale of LCNB’s Common Shares

LCNB has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of LCNB’s common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of LCNB’s common shares issued to any BNB shareholder who may become an “affiliate” of LCNB for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding LCNB’s common shares.

 Employee Matters

The Merger Agreement provides that employees of BNB or Brookville National Bank who become employees of LCNB as a result of the Merger will, as determined by LCNB, participate in either BNB’s or Brookville National Bank’s employee benefit plans or, as soon as administratively practicable, in the employee benefit plans sponsored by LCNB for LCNB’s employees. Employees of BNB or Brookville National Bank will receive credit for their years of service with BNB or Brookville National Bank, as applicable, for participation and vesting purposes under the applicable LCNB employee benefit plans, including credit for years of service and for seniority under vacation and sick pay plans and programs. The employee benefit plans offered to BNB or Brookville National Bank employees who become employees of LCNB will be substantially similar to those offered to similarly situated employees of LCNB. In addition, LCNB will waive all restrictions and limitations for pre-existing conditions under the LCNB group health plan and insurance policy.

Under the terms of the Merger Agreement, LCNB shall pay to each employee, including officers, of BNB or Brookville National Bank who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of BNB or Brookville National Bank immediately before the effective time of the Merger, (iii) has been an employee of BNB or Brookville National Bank for at least twelve months prior to the effective time of the Merger, and (iv) is not offered continued employment by LCNB or any of its subsidiaries after the effective time of the Merger, a severance amount equal to two weeks base pay multiplied by the number of whole years of service of such employee with BNB or Brookville National Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed the lesser of (a) 26 weeks of base pay or (b) $20,000 The limitation in the prior sentence does not apply to severance payments made to Roger Moler, Chief Executive Officer, which are estimated to be in the amount of $25,000.

Further, for any employee of BNB or Brookville National Bank participating in BNB’s or Brookville National Bank’s group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee and for any spouse or other dependent covered by BNB’s or Brookville National Bank’s group health program at the effective time of the Merger, at the full premium rate for the entire COBRA period.

THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of BNB and LCNB. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The Merger and Subsidiary Bank Merger

Pursuant to the terms and subject to the conditions of the Merger Agreement, BNB will merge with and into LCNB, with LCNB surviving the Merger and continuing as an Ohio corporation and a registered financial holding company. Immediately following the Merger, LCNB will cause Brookville National Bank to be merged with and into LCNB National Bank, with LCNB National Bank surviving the subsidiary bank merger and continuing as a national banking association.
Effective Time

LCNB and BNB will cause the effective time of the Merger to occur as soon as practicable after the last of the conditions set forth in the Merger Agreement have been satisfied or waived. Unless LCNB and BNB otherwise agree in writing, the effective time of the Merger will not be later than May 31, 2015. The Merger will become effective upon the latest to occur of (a) the filing of a certificate of merger with the Ohio Secretary of State, or (b) at a later time that LCNB and BNB agree to in writing and specify in the certificate of merger.

LCNB and BNB currently anticipate closing the Merger and filing the certificate of merger with the Ohio Secretary of State in the second quarter of 2015.

Merger Consideration

Under the terms of the Merger Agreement, shareholders of BNB will be entitled to receive from LCNB, after the Merger is completed, merger consideration in the form of a combination of cash and LCNB common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each BNB common share will be converted into the right to receive: (i) 2.005 LCNB common shares, and (ii) $15.75 in cash, subject to adjustment under certain circumstances set forth in the Merger Agreement.

The Merger Agreement requires that the merger consideration be adjusted if the number of BNB common shares outstanding immediately prior to the effective time of the Merger exceeds the number of shares outstanding as of the date the Merger Agreement was signed.

In addition, if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, both the market value of LCNB’s common shares and the NASDAQ Bank Index drop below certain pre-determined thresholds, BNB will have the right to terminate the Merger Agreement, unless LCNB increases the exchange ratio for the stock portion of the merger consideration to an extent specified in the Merger Agreement.

LCNB will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of BNB common shares who would otherwise be entitled to receive a fraction of a share of LCNB’s common shares (after taking into account all shares of BNB common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the LCNB fractional common share to which such holder would otherwise be entitled to multiplied by the average closing sale price of a LCNB common share on the NASDAQ Capital Market® for the 20 consecutive trading days immediately preceding the date of the Merger Agreement.

    At the effective time of the Merger, BNB’s common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of BNB common shares will cease to be, and will have no rights as, shareholders of BNB, other than to receive the merger consideration pursuant to the terms and conditions of the Merger Agreement (and dissenters’ rights under Section 1701.85 of the OGCL in the case of BNB common shares as to which a holder has properly exercised dissenters’ rights).

Surrender of Certificates
LCNB will engage Computershare Limited (the “Exchange Agent”) to act as its exchange agent to handle the exchange of BNB common shares for the merger consideration. As soon as practicable after the effective time, the Exchange Agent will send to each BNB shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender BNB common share certificates to the Exchange Agent. BNB shareholders that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive the merger consideration. BNB shareholders that do not exchange their BNB common shares will not be entitled to receive the merger consideration or any dividends or other distributions by LCNB until their certificates are surrendered. After surrender of the certificates representing BNB shares, any unpaid dividends or distributions with respect to LCNB common shares represented by the certificates will be paid without interest.
If any BNB stock certificate has been lost, wrongfully taken, or destroyed, the transmittal materials received from the Exchange Agent will explain the steps that the BNB shareholder must take.

 Indemnification and Directors’ and Officers’ Liability Insurance

For a period of three years following the effective time of the Merger and subject to compliance with applicable state and federal laws, LCNB will indemnify each person who served as a director or officer of BNB before the effective time of the Merger to the fullest extent provided by BNB’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of BNB. In addition, BNB will purchase up to six years extended tail coverage available under its current directors’ and officers’ liability insurance policy.

NASDAQ Stock Listing

LCNB’s common shares currently are listed on the NASDAQ Capital Market® under the symbol “LCNB.” The shares to be issued to BNB’s shareholders as merger consideration also will be eligible for trading on the NASDAQ. LCNB will use its reasonable best efforts to (i) list, prior to the effective time if such listing is required to be made prior to the effective time under NASDAQ rules, the LCNB common shares to be issued pursuant to the Merger, or (ii) make such post-closing filings with NASDAQ as may be required by the applicable NASDAQ rules.

Conditions to Consummation of the Merger

Conditions of LCNB and BNB. The respective obligations of LCNB and BNB to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:

●	the Merger Agreement must be duly adopted and approved by the requisite vote of the shareholders of BNB;

●
all regulatory approvals required to consummate the Merger must have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the board of directors of LCNB reasonably determines would, either before or after the effective time of the Merger, have a material adverse effect on LCNB and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the board of directors of LCNB reasonably determines would, either before or after the effective time of the Merger, be unduly burdensome. For purposes of this condition, the failure of any regulatory order applicable to BNB to be terminated or the pendency or threat of any of certain regulatory actions against BNB shall constitute grounds for LCNB to terminate the Merger Agreement; and

●
there must not be any temporary, preliminary or permanent statute, rule, regulation, judgment, decree, injunction or other order issued by or imposed by any court or any other governmental authority that is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement.

Conditions of BNB. BNB will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:

●
the representations and warranties of LCNB contained in the Merger Agreement must be true and correct, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and BNB must have received a certificate, dated as of the effective time, signed on behalf of LCNB by the chief executive officer of LCNB to such effect; and

●
LCNB must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and BNB must have received a certificate, dated as of the effective time, signed on behalf of LCNB by the chief executive officer of LCNB to such effect.

Conditions of LCNB. LCNB will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:

●
the representations and warranties of BNB contained in the Merger Agreement must be true and correct, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and LCNB must have received a certificate, dated as of the effective time, signed on behalf of BNB by its president to such effect;

●
BNB must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and LCNB must have received a certificate, dated as of the effective time, signed on behalf of BNB by its president to such effect;

●
BNB must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required under the Merger Agreement or under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the Merger Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on LCNB after the Merger;

●
LCNB must have received a statement executed on behalf of BNB, dated as of the effective time of the Merger, that satisfies the requirements of regulations of the United States Department of Treasury (“Treasury Regulations”) Section 1.1445-2(c)(3) and complies with Treasury Regulations Section 1.897-2(h), in a form reasonably applicable to LCNB certifying that BNB’s common shares do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Regulation promulgated thereunder;

●	the holders of not more than 5% of the outstanding BNB’s common shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the Merger;

●
there must have been no condemnation , eminent domain or similar proceedings commenced or threatened in writing by any government authority with respect to any real estate owned by BNB or Brookville National Bank, including real estate acquired in connection with foreclosure;

●	BNB shall have procured a policy of directors’ and officers’ liability insurance in accordance with the terms of the Merger Agreement; and

●	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on BNB.

LCNB or BNB can waive in writing any of the conditions listed above, unless the waiver is prohibited by law.

Representations and Warranties

BNB has made representations and warranties in the Merger Agreement relating to:

●	corporate organization, standing and authority;

●	capitalization;

●	subsidiaries;

●	corporate power;

●	corporate authority and enforceability of the Merger Agreement;

●	regulatory approvals;

●	accuracy of financial statements and internal controls;

●	legal proceedings;

●	regulatory actions;

●	compliance with laws;

●	material contracts;

●	broker’s and finder’s fees;

●	employee benefit plans;

●	labor matters;

●	takeover laws;

●	environmental matters;

●	tax matters;

●	risk management instruments;

●	books and records;

●	insurance;

●	title to real properties and assets;

●	loans and insider transactions;

●	allowance for loan losses;

●	repurchase agreements;

●	investment portfolio;

●	deposit insurance;

●	The Bank Secrecy Act, anti-money laundering and Office of Foreign Assets Control and customer information;

●	Community Reinvestment Act compliance;

●	related party transactions;

●	prohibited payments;

●	Austin Associates’ fairness opinion;

●	absence of undisclosed liabilities;

●	material adverse effect; and

●	limitation on express and implied representations and warranties.

LCNB has made representations and warranties in the Merger Agreement relating to:

●	corporate organization, standing and authority;

●	capitalization;

●	subsidiaries;

●	no ownership of BNB’s common shares;

●	corporate power;

●	corporate authority and enforceability of the Merger Agreement;

●	accuracy of SEC reports;
● accuracy of financial statements and internal controls;

●	regulatory matters;

●	legal proceedings;

●	compliance with laws;

●	deposit insurance;

●	absence of undisclosed liabilities;

●	regulatory approvals;

●	broker’s and finder’s fees;
    ● takeover laws;

●	tax treatment of Merger; and

●	limitation on express and implied representations and warranties.

BNB’s Conduct of Business Pending the Merger

During the same period, BNB has agreed not to take any of the following actions without the prior written consent of LCNB, except as otherwise expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation:

●
voluntarily take any action, which at the time taken, is reasonably likely to have an adverse effect upon BNB’s ability to perform any of its material obligations under the Merger Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement;

●
enter into any new line of business or material change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order;

●
issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional BNB common shares, or other capital stock of BNB, or enter into any agreement with respect to the same;

●	permit any additional BNB’s common stock to become subject to new grants of employee or director stock options or similar stock-based employee rights;

●	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

●
make, declare, pay or set aside for payment any dividend or distribution on any shares of its common stock, other than (i) dividends from Brookville National Bank to BNB, (ii) cash dividends from BNB for the fourth quarter of 2014 (not to exceed, in the aggregate, $70,000), and (iii) in the event the Merger has not closed prior to the record date of LCNB’s second quarter dividend, a dividend immediately prior to the effective time of the Merger in an amount equal to BNB’s semiannual dividend paid in June of 2014, subject to certain exceptions;

●	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its common stock;

●
enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with directors, consultants, officers or employees of BNB, other than payment of accrued amounts in respect of salary increases from January 1, 2014 for management employees previously approved by the BNB board;

●	hire or engage any full-time employee or consultant, other than as replacements for positions then existing;

●
grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for customary Holiday bonuses consistent with past practices and changes that are required by applicable law;

●
enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) as contemplated by the Merger Agreement or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, consultant, officer or employee of BNB, or take any action to accelerate the payment of benefits or the vesting or exercisability of such compensation or benefits payable thereunder;

●
sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties other than in the ordinary course of business for full and fair consideration actually received;

●
acquire (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity, except in the usual and ordinary course of operating a community bank;

●	amend the organizational documents of BNB;

●	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles;

●	enter into or terminate any material contract, or amend, modify, renew or extend any material contract in any material respect, except as otherwise disclosed;

●
settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such settlements;

●
take any action that is intended or is reasonably likely to result in any representations or warranties in the Merger Agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the Merger, any conditions in the Merger Agreement not being satisfied or a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law, rule or regulation;

●
except pursuant to applicable law or as required by any governmental authority, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow its existing policies or practices with respect to managing its fiduciary risks;

●
borrow or agree to borrow any funds including, but not limited to, pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other person, except in each case in the ordinary course of business and with a final maturity of less than one year;

●	make or purchase any indirect or brokered loans, except as otherwise disclosed;

●
purchase from or sell to any financial institution or other non-depository lender an interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in the BNB territory which are secured by collateral located in the BNB territory in the ordinary course and consistent with past practices;

●	make any capital expenditure or capital additions or improvements which individually exceed $10,000 or in the aggregate exceed $30,000;

●	establish any new lending programs or make any changes in the policies of BNB concerning which persons may approve loans, except as otherwise disclosed;

●
originate or issue a commitment to originate any loan, except as otherwise disclosed, (A) to a person whose primary residence or principal place of business is located outside of the BNB territory, or (B) secured by collateral located outside of the BNB territory;

●	originate or issue a commitment to originate any loan in a principal amount in excess of $500,000, except as otherwise disclosed;

●	materially modify, change or amend any loan or any documents or agreements or collateral related to any loan except as required by law, rule or regulation, except as otherwise disclosed;

●
fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed (with extensions) at or before the effective time of the Merger, fail to timely pay any tax due (whether or not required to be shown on any tax return), make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any tax refund or file any amended tax return;

●
open, close or relocate any offices at which business is conducted (including any ATMs), or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

●	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with rates prevailing in the relevant market;

●
restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, except in each case as required by law or requested by a regulatory authority.

●
foreclose upon or otherwise take title to or possession or control of any real property or entity on such property without first obtaining a Phase I Environmental Site Assessment which indicates that the property is free of hazardous material, except that no such report will be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless BNB has reason to believe such real property may contain any such hazardous material;

●	cause any material change in the amount or general composition of deposit liabilities; or

●	agree or commit to do any of the foregoing.

Expenses of the Merger

LCNB and BNB are each required to bear their own expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. All fees, if any, to be paid to regulatory authorities in connection with the transactions contemplated by the Merger Agreement will be paid by LCNB.

Termination of the Merger Agreement

Termination by mutual consent. Pursuant to the Merger Agreement, LCNB and BNB may mutually consent to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the board of directors of each approves the termination by a vote of a majority of the members of its entire board of directors.

Termination by either LCNB or BNB. Either LCNB or BNB acting alone upon written notice to the other party may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the LCNB or BNB board of directors approves the termination by a vote of a majority of its members in the following circumstances:

●	if any of the required regulatory approvals is denied;

●	if the BNB shareholders do not adopt and approve the Merger Agreement at the BNB special shareholder meeting;

●
if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days of notice of the breach;

●	if the Merger has not been consummated by May 31, 2015, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate; or

     ● pursuant to the payment of the termination fee described in “Acquisition Proposals and Termination Fee.”

Termination by BNB. BNB, acting alone, may also terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to LCNB:

•
if, during the time specified in the Merger Agreement, both the market value of LCNB’s common shares and the NASDAQ Bank Index drop below certain pre-determined thresholds; subject, however, to LCNB’s right to cure by providing notice to BNB that LCNB intends to proceed with the Merger by paying additional consideration.

 In the event that the Merger Agreement is terminated and the Merger abandoned, LCNB and BNB will have no liability or further obligation to the other party, except for continued compliance with certain surviving covenants and agreements identified in the Merger Agreement. In addition, the termination of the Merger Agreement will not relieve a breaching party from liability for any willful breach of the Merger Agreement giving rise to such termination.

Acquisition Proposals and Termination Fee

Pursuant to the Merger Agreement, BNB and Brookville National Bank must not, and must cause their officers, directors, employees and other agents not to, directly or indirectly take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any person other than LCNB relating to any sale of all or substantially all of the assets of BNB or Brookville National Bank or any merger, consolidation or business combination with BNB or Brookville National Bank, unless (i) BNB’s board of directors, after consultation with and based upon the advice of legal counsel, determines in good faith that it must enter into negotiations or discussions with another party that has made an unsolicited acquisition proposal in order to fulfill its fiduciary duties to BNB shareholders under applicable law and (ii) before furnishing any information to, or entering into discussions or negotiations with another party, BNB provides immediate written notice to LCNB of such action, the identity of the bidder and the substance of such unsolicited acquisition proposal.

In the event that BNB or Brookville National Bank either (i) after consultation with and based upon the advice of legal counsel, determines in good faith to pursue such acquisition proposal and terminate the Merger Agreement in order to fulfill its fiduciary duties to the shareholders of BNB under applicable law, or (ii) executes a definitive agreement in respect of an acquisition proposal, BNB must pay to LCNB in immediately available funds the sum of $503,000 immediately after the earlier of such execution or giving notice of (i) above.

Amendment

The Merger Agreement may be amended or modified at any time prior to the effective time of the Merger by an agreement in writing signed by LCNB and BNB, except that the Merger Agreement may not be amended after the BNB special meeting if such amendment would violate Ohio law.

COMPARISON OF CERTAIN RIGHTS OF BNB AND LCNB SHAREHOLDERS

Those shareholders of BNB that do not exercise dissenters’ rights will receive LCNB’s common shares in the Merger and, therefore, will become shareholders of LCNB. Their rights as shareholders of LCNB will be governed by the Ohio Revised Code and by LCNB’s Amended and Restated Articles of Incorporation (its “Articles”) and Regulations (its “Regulations”), while BNB shareholders are currently governed by the Ohio Revised Code and by BNB’s Amended Articles of Incorporation (its “Articles”) and Regulations (its “Regulations”).  Although the rights of the holders of LCNB’s common shares and those of the holders of BNB’s common shares are similar in many respects, there are some differences. These differences relate to differences between provisions of LCNB’s Articles and BNB’s Articles, and differences between provisions of the Regulations of LCNB and the Regulations of BNB.

The following chart compares certain rights of the holders of shares of BNB’s common stock to the rights of holders of LCNB’s common shares in areas where those rights are materially different.  This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of BNB and LCNB.

BNB Bancorp, Inc.	LCNB Corp.
Authorized Capital Stock
Authorized Capital. BNB’s Articles authorizes BNB to issue up to 500,000 shares of common stock, without par value. As of the record date, there were common shares outstanding.
Authorized Capital.  LCNB’s Articles authorize LCNB to issue up to (i) 1,000,000 shares of preferred stock, without par value, and (ii) 12,000,000 shares of common stock, without par value.

As of the record date, there were no preferred shares outstanding, and there were common shares outstanding.

Board of Directors
Number of Directors.  BNB’s Regulations require that BNB have not less than three and not more than twenty-five members of the board of directors. The board of directors currently has six members.

The number of directors can be changed by a resolution adopted by a majority vote of BNB’s board of directors, or by the majority vote of shareholders at an annual or special meeting.

Number of Directors.  LCNB’s Regulations require that it have not less than five and not more than fifteen members of the board of directors. The board of directors currently has eight members.

The number of directors can be changed by a resolution adopted by a majority of the LCNB’s board of directors at a meeting or by action in writing without a meeting.

Classification of Directors. BNB’s Regulations provides that directors shall be elected annually for a one-year term.
Classification of Directors. LCNB’s Articles provides for a classified board of directors with three classes with approximately one-third of its board of directors elected each year at the annual meeting of shareholders.

Removal of Directors. BNB’s Regulations allows for directors to be removed at any time by the affirmative vote of a majority of the shareholders entitled to vote at a meeting held for such purpose.

Removal of Directors. Neither LCNB’s Articles nor its Regulations expressly govern the removal of directors. Therefore, in accordance with Section 1701.58 of the OGCL and LCNB’s Articles, directors may be removed by a vote of not less than two-thirds of the voting power entitled to vote at a meeting for such a purpose.

Special Meetings
Calling Special Meetings of Shareholders.  Under BNB’s Regulations, a special meeting of the shareholders may be called by the chairman of the board of directors; the president; by a majority of the directors acting with or without a meeting; or by the shareholders who hold not less than 50% of all shares entitled to vote at the meeting.

Calling Special Meetings of Shareholders.  Under LCNB’s Regulations and Section 1701.40 of the OGCL a special meeting of the shareholders may be called by the chairman of the board of directors; the president or, in case of the president’s absence, death, or disability, the vice president authorized to act as president; the secretary; the directors by action at a meeting; a majority of the directors acting without a meeting; or shareholders which hold at least a majority of all shares outstanding and entitled to vote.

Notice of Shareholder Meetings. Written notice of each annual or special meeting of the shareholders must be sent to the shareholders not less than 10 days prior and not more than 60 days prior to the meeting.

Notice of Shareholder Meetings. Notice of each annual or special meeting of the shareholders shall be given in writing by the President, any Vice President, the Secretary or Assistant Secretary, not less than 10 days prior and not more than 60 days prior to the meeting.

Voting
Required Vote to Approve Certain Actions.  BNB’s Articles, require the affirmative vote of the holders of not less than a majority of the outstanding BNB common shares to adopt a merger or consolidation of BNB with another bank.

Required Vote to Approve Certain Actions.  Neither LCNB’s Articles nor its Regulations provide for special voting procedures in connection with a merger unless another party to the merger is, as of the record date, a beneficial owner of 10% or more of LCNB’s outstanding shares of capital stock. Therefore, pursuant to Section 1701.78 of the Ohio General Corporation Law, the affirmative vote of the holders of not less than two-thirds of the outstanding LCNB common shares is required to adopt a merger or consolidation of LCNB with another bank.

Dividends
Dividend Distribution. The board of directors of BNB is authorized to set apart, out of the funds available for dividends, reserves for any proper purpose, and is permitted to purchase on behalf of the BNB, any shares it has issued, to the extent permitted by law.

Dividend Distribution. Subject to certain exceptions, such as those noted below, dividends determined by the board of directors may be declared and paid on any LCNB securities. Provided that, if any LCNB preferred stock is outstanding, no dividend or distribution shall be declared or paid on LCNB common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BNB

The following table sets forth information with respect to the BNB common shares beneficially owned by each director of BNB, by certain executive officers of BNB and by persons known to us who may be beneficial owners of more than 5% of BNB common shares. The table also shows the number of shares owned by the directors and executive officers as a group as of , 2015. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common shares indicated. The business address of each director and executive officer of BNB is 225 W. Upper Lewisburg Salem Road, Brookville, Ohio 45309.

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding
Roger L. Moler	33,430	11.96%
Chief Executive Officer, Chairman of the Board
Gary M. Roberts	14,280	5.11%
Director
Dennis Cassel	2,735	0.98%
Director
Ernest Gerhart	1,819	0.65%
Director
Carolyn Haney	1,200	0.43%
President of Brookville National Bank, Secretary & Treasurer of BNB Bancorp, Inc. Director
John McAdams	3,583	1.28%
Director
Larry McGregor	2,237	0.80%
Director
Lori J. Pheanis	70	0.03%
Vice President & Cashier of Brooksville National Bank
Directors and Executive Officers as a Group (8 persons)
Beneficial Owners of More than 5%
Roger L. Moler	33,430	11.96%
Dayton, Ohio 45415
Gary M. Roberts	14,280	5.11%
Brooksville, Ohio

(1) Unless otherwise indicated in the footnotes to this table, the beneficial owner has sole voting and investment power with respect to all of the BNB common shares reflected in the table.

EXPERTS

The consolidated financial statements of LCNB appearing in LCNB’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of LCNB’s internal control over financial reporting as of December 31, 2013 have been audited by J.D. Cloud & Co., L.L.P., an independent registered public accounting firm (who merged into Clark Schaefer Hackett & Co. on July 1, 2014), as set forth in their reports thereon, included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Dinsmore & Shohl LLP has rendered an opinion that the shares of LCNB’s common stock to be issued to the BNB shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows LCNB to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by LCNB (File No. 001-35292):

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 6, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 filed with the SEC on May 9, 2014, August 6, 2014 and November 6, 2014, respectively;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2014;

•
Current Report on Form 8-K filed with the SEC on each of January 3, 2014, January 24, 2014, January 31, 2014, March 6, 2014 (Amendment to Form 8-K filed on January 2, 2014), April 25, 2014, April 29, 2014, June 3, 2014, June 30, 2014, July 21, 2014, October 21, 2014, December 29, 2014, January 2, 2015 and January 30, 2015; and

•
The description of LCNB’s common stock, no par value, contained in LCNB’s Registration Statement on Form 8-A dated May 18, 1999 and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, LCNB is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of the special meeting of BNB shareholders.

LCNB files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials LCNB files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

    Neither LCNB nor BNB has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

December 29, 2014

by and between

LCNB CORP.

and

BNB BANCORP, INC.

Library: Cleveland; Document #: 82075v1

TABLE OF CONTENTS

Page

ARTICLE I – CERTAIN DEFINITIONS    1
1.01    Certain Definitions    1
ARTICLE II – THE MERGER    6
2.01    The Parent Merger    6
2.02    The Subsidiary Merger    7
2.03    Effectiveness of Parent Merger    7
2.04    Effective Date and Effective Time    8
ARTICLE III – MERGER CONSIDERATION    8
3.01    Merger Consideration    8
3.02    Rights as Shareholders; Share Transfers    8
3.03    Exchange and Payment Procedures    9
3.04    Dissenting Shares    11
ARTICLE IV – ACTIONS PENDING CONSUMMATION OF MERGER    11
4.01    Forbearances of BNB    11
ARTICLE V – REPRESENTATIONS AND WARRANTIES    14
5.01    Disclosure Schedules    14
5.02    Standard    14
5.03    Representations and Warranties of BNB    14
5.04    Representations and Warranties of LCNB    27
ARTICLE VI – COVENANTS    31
6.01    Reasonable Best Efforts    31
6.02    Shareholder Approval    31
6.03    Registration Statement; Proxy Statement/Prospectus    31
6.04    Press Releases    32
6.05    Access; Information    32
6.06    Acquisition Proposals; Break Up Fee    33
6.07    Takeover Laws    33
6.08    Certain Policies    33
6.09    Regulatory Applications    34
6.10    Employment Matters; Employee Benefits    34
6.11    Notification of Certain Matters    35
6.12    No Breaches of Representations and Warranties    35
6.13    Consents    35
6.14    Insurance Coverage    35
6.15    Correction of Information    35

i

6.16    Confidentiality    36
6.17    Regulatory Matters    36
6.18    Indemnification    36
6.19    Environmental Assessments    36
6.20    NASDAQ Listing    37
6.21    Tax Treatment    37
6.22    Financial Statements Audit    37
ARTICLE VII - CONDITIONS TO EFFECT THE MERGER; CLOSING    37
7.01    Conditions to Each Party’s Obligation to Effect the Merger    37
7.02    Conditions to Obligation of BNB    38
7.03    Conditions to Obligation of LCNB    38
7.04    Closing    39
ARTICLE VIII – TERMINATION    39
8.01    Termination    39
8.02    Effect of Termination and Abandonment; Enforcement of Agreement    41
ARTICLE IX – MISCELLANEOUS    41
9.01    Survival    41
9.02    Waiver; Amendment    41
9.03    Counterparts    41
9.04    Governing Law    41
9.05    Expenses    41
9.06    Notices    41
9.07    Entire Understanding; No Third Party Beneficiaries    42
9.08    Interpretation; Effect    42
9.09    Waiver of Jury Trial    42
9.10    Successors and Assigns; Assignment    42

ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of December 29, 2014 (hereinafter referred to as this “Agreement”), by and between LCNB CORP., an Ohio corporation (hereinafter referred to as “LCNB”), and BNB BANCORP, INC., an Ohio corporation (hereinafter referred to as “BNB”).
RECITALS
WHEREAS, LCNB is a registered financial holding company and owns all of the outstanding shares of LCNB National Bank, a national bank (hereinafter referred to as “Bank”);
WHEREAS, BNB is a registered bank holding company and owns all of the outstanding shares of Brookville National Bank, a national bank (hereinafter referred to as “BNB Bank”);
WHEREAS, the Boards of Directors of LCNB and BNB believe that the merger of BNB with and into LCNB, followed by the merger of BNB Bank with and into Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of LCNB and BNB;
WHEREAS, the Boards of Directors of LCNB and BNB have each approved this Agreement and the transactions contemplated hereby; and
WHEREAS, the parties intend this merger to qualify as a “tax-free reorganization” under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, LCNB and BNB, intending to be legally bound, hereby agree as follows:

ARTICLE I
Certain Definitions
1.01    Certain Definitions    . The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 6.06(a).
“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Aggregate Consideration” has the meaning set forth in Section 3.01(b)(i).
“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
“Agreement to Merge” has the meaning set forth in Section 2.02.
“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Audit” has the meaning set forth in Section 6.22.
“Bank” has the meaning set forth in the Recitals to this Agreement.
“BHCA” means the Bank Holding Company Act of 1956, as amended.

“BNB” has the meaning set forth in the preamble to this Agreement.
“BNB Articles” means the Articles of Incorporation of BNB, as amended.
“BNB Bank” has the meaning set forth in the Recitals to this Agreement.
“BNB Bank’s Territory” means, for purposes of this Agreement, the geographic area comprising the Montgomery, Preble, Darke, Clark, Greene, Warren, Butler and Miami Counties in Ohio.
“BNB Board” means the Board of Directors of BNB.
“BNB Common Shares” means the shares of common stock, without par value, of BNB.
“BNB’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).
“BNB Group” has the meaning set forth in Section 5.03(q)(vii).
“BNB Meeting” has the meaning set forth in Section 6.02.
“BNB Regulations” means the regulations of BNB, as amended.
“BNB Shareholder Adoption” has the meaning set forth in Section 5.03(d).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” has the meaning set forth in the Recitals.
“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
“Consultants” has the meaning set forth in Section 5.03(m)(i).
“D&O Policy” has the meaning set forth in Section 6.18(b).
“Determination Date” has the meaning set forth in Section 8.01(f).
“Directors” has the meaning set forth in Section 5.03(m)(i).
“Disclosure Schedule” has the meaning set forth in Section 5.01.
“Dissenting Shares” means any BNB Common Shares held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the OGCL.
“Effective Date” means the date on which the Effective Time occurs.
“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.
“Employees” has the meaning set forth in Section 5.03(m)(i).
“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).
“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(b).
“Exchange Ratio” shall mean 2.005.
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“Final Index Price” has the meaning set forth in Section 8.01(f).
“FRB” means the Board of Governors of the Federal Reserve System.
“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).
“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
“Index” has the meaning set forth in Section 8.01(f).
“Index Ratio” has the meaning set forth in Section 8.01(f).
“Information” has the meaning set forth in Section 6.16.
“Initial Index Price has the meaning set forth in Section 8.01(f).
“IRS” means the Internal Revenue Service.
“Knowledge” means, with respect to LCNB, the Knowledge of any officer of LCNB with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and, with respect to BNB, the Knowledge of any officer of BNB with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Bank Secrecy Act Officer, Chief Lending Officer, Compliance Officer or Vice President. An officer of LCNB or BNB shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.
“LCNB” has the meaning set forth in the preamble to this Agreement.
“LCNB Articles” means the Articles of Incorporation of LCNB, as amended.
“LCNB Board” means the Board of Directors of LCNB.
“LCNB Common Shares” means shares of common stock, without par value, of LCNB.
“LCNB Market Price” has the meaning set forth in Section 8.01(f).
“LCNB Market Value” has the meaning set forth in Section 8.01(f).
“LCNB Regulations” means the regulations of LCNB, as amended.
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
“Material Adverse Effect” means, with respect to LCNB or BNB, as the context may require, any effect that (i) is or is reasonably likely to (A) be material and adverse to the financial position, results of operations or business of LCNB and its Subsidiaries, taken as a whole, or (B) be material and adverse to the financial position, results of operations or business of BNB and BNB Bank, taken as a whole, that would in aggregate result or likely result in a reduction in the consolidated tangible net worth of BNB and BNB Bank, as measured as of September 30, 2014, by more than 5%, or (ii) would materially impair the ability of either LCNB or BNB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein; (c) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof; (d) changes in policies and procedures of BNB taken pursuant to Section 6.08 of this Agreement; or (e) acts of war, sabotage or terrorism, military actions or the escalation thereof;
“Material Contracts” has the meaning set forth in Section 5.03(k)(ii).
“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.
“Merger Consideration” means the Per Share Cash Consideration and the Per Share Stock Consideration.
“OCC” means the Office of the Comptroller of the Currency.
“OGCL” means the Ohio General Corporation Law.
“Old Certificates” has the meaning set forth in Section 3.03(c)(i).

“OSS” means the Office of the Secretary of State of the State of Ohio.
“Parent Merger” has the meaning set forth in Section 2.01(a).
“Parking Space Lease” means that certain Agreement of Lease dated September 28, 2006, by and between BNB Bank and Bible Baptist Fellowship Inc.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(ii).
“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i).
“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.
“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).
“Registration Statement” means the Registration Statement on Form S-4 pursuant to the Securities Act filed by LCNB to register with the SEC the LCNB Common Shares that makes up a portion of the Merger Consideration, which also will include BNB’s proxy statement seeking the approval of its shareholders of the transactions contemplated by this Agreement.
“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).
“Regulatory Orders” has the meaning set forth in Section 5.03(i)(i).
“Related Parties” has the meaning set forth in Section 5.03(cc).
“Related Party Agreements” has the meaning set forth in 5.03(cc).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
“Resulting Bank” has the meaning set forth in Section 2.02.
“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
“SEC” means the Securities and Exchange Commission.
“SEC Reports” has the meaning set forth in Section 5.04(g)(ii).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Subsidiary” has the meanings ascribed to them in Rule 1‑02 of Regulation S-X of the SEC.
“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Takeover Laws” has the meaning set forth in Section 5.03(o).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.
“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
“Treasury” means the United States Department of Treasury.
“Treasury Shares” means BNB Common Shares held by BNB or BNB Bank other than in a fiduciary capacity or as a result of debts previously contracted in good faith.
ARTICLE II
The Merger
2.01    The Parent Merger.

(a)    The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, BNB shall merge with and into LCNB (the “Parent Merger”), LCNB shall survive the Parent Merger and continue to exist as an Ohio corporation (LCNB, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of BNB shall cease. At the Effective Time:

    (i)     The LCNB Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii)     The LCNB Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii)     Each individual serving as a director of LCNB immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the LCNB Articles and the LCNB Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the LCNB Articles or the LCNB Regulations or as otherwise provided by the OGCL.

(b)    Option to Change Method of Merger. LCNB may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent LCNB deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)     Alter or change the amount or kind of consideration to which the holders of BNB Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii)     Materially impede or delay consummation of the transactions contemplated by this Agreement; or

(iii)    Cause the Merger to fail to qualify as a “reorganization” under Code Section 368(a)(1)(A) of the Code.

BNB, if requested by LCNB, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02    The Subsidiary Merger    . At the time specified by Bank in its certificate of merger filed with the OCC (which shall not be earlier than the Effective Time), BNB Bank shall merge with and into Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by BNB Bank and Bank and filed with the OCC. Upon the consummation of the Subsidiary Merger, the separate corporate existence of BNB Bank shall cease and Bank shall survive the Subsidiary Merger and continue to exist as a national bank (Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of BNB Bank shall cease. The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to herein as the “Merger”.
2.03    Effectiveness of Parent Merger    . Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the later to occur of the following: (a) the filing of the certificate of merger with the OSS; or (b) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL.
2.04    Effective Date and Effective Time    . Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, LCNB and BNB shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

ARTICLE III
Merger Consideration.
3.01    Merger Consideration    .
At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:
(a)     Conversion of BNB Common Shares. Subject to Sections 3.03 and 3.04, each BNB Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, the following:
(i)    a number of LCNB Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”); and
(ii)    cash in the amount of $15.75 (the “Per Share Cash Consideration”).

(b)    Aggregate Consideration.
(i)    The “Aggregate Consideration” shall mean the Aggregate Cash Consideration plus the Aggregate Stock Consideration. The Aggregate Consideration for purposes of this Agreement shall be $12,574,170, based on an agreed purchase price of $45.00 multiplied by 279,426 shares of BNB Common Shares.
(ii)    If the number of BNB Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of BNB Common Shares issued and outstanding as of the date hereof, the Aggregate Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration.
(c)    Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
3.02    Rights as Shareholders; Share Transfers    . At the Effective Time, holders of BNB Common Shares shall cease to be, and shall have no rights as, shareholders of BNB, other than (a) to receive any dividend or other distribution with respect to such BNB Common Shares with a record date occurring prior to the Effective Time, (b) to receive the Merger Consideration, or (c) dissenting shareholder rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of BNB or the Surviving Corporation of any BNB Common Shares.
3.03    Exchange and Payment Procedures    .
(a)    Exchange Agent. Computershare Limited will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.
(b)    Exchange Fund. At or prior to the Effective Time, LCNB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, (i) certificates representing LCNB Common Shares, and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Per Share Cash Consideration and (B) in lieu of fractional shares pursuant to Section 3.03(e) (such cash, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto without any interest on any such cash, dividends or distributions, being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for issued and outstanding BNB Common Shares. Promptly after the Effective Time, the Exchange Agent shall distribute LCNB Common Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the LCNB Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the LCNB Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such LCNB Common Shares for the account of the persons entitled thereto.
(c)    Exchange Procedures.
(i)     As promptly as practicable after the Effective Time, LCNB shall instruct the Exchange Agent to mail to each holder of record of an outstanding certificate or certificates which, as of the Effective Time, represented BNB Common Shares (other than Treasury Shares and Dissenting Shares) (“Old Certificates”) (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the shares of Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent, and which shall be in a customary form as directed by LCNB and reasonably acceptable to BNB, and (B) instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Old Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required by LCNB or the Exchange Agent, the holders of such Old Certificates shall be entitled to receive the number of whole shares of LCNB Common Shares that such holder has the right to receive pursuant to Section 3.01(a)(i) and a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 3.01(a)(ii) (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Sections 3.01 and 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02). Old Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute LCNB Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of BNB Common Shares not registered in the transfer records of BNB, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such BNB Common Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of LCNB and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
(ii)    No dividends or other distributions declared or made after the Effective Time with respect to LCNB Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of LCNB Common Shares hereunder until such Person surrenders his, her or its Old Certificates in accordance with this Section 3.03. Upon the surrender of such Person’s Old Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of LCNB Common Shares represented by such Person’s Old Certificates.
(d)     Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of BNB for six months after the Effective Time shall be paid to LCNB. Any shareholders of BNB who have not theretofore complied with this Article III shall thereafter look only to LCNB for payment of the Merger Consideration. Notwithstanding the foregoing, neither the Exchange Agent nor LCNB shall be liable to any former holder of BNB Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(e)    No Fractional LCNB Common Shares.
(i)    No certificates or scrip representing fractional LCNB Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional LCNB Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.
(ii)    Each holder of BNB Common Shares who would otherwise be entitled to receive a fractional LCNB Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (a) the fractional LCNB Common Share interest to which such holder (after taking into account all BNB Common Shares held at the Effective time by such holder) would otherwise be entitled by (b) the LCNB Market Price.
(f)    No Liability. None of LCNB, BNB, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of BNB Common Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional LCNB Common Share interest, or any dividends or distributions with respect to LCNB Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.
(g)    Lost Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed in form and substance reasonably acceptable to LCNB and, if required by LCNB or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as LCNB or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of BNB Financial Common Shares represented by such Old Certificate.
(h)    Withholding Rights. LCNB or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of BNB Common Shares such amounts as LCNB or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by LCNB or the LCNB Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the BNB Common Shares.
(j)    Book Entry. All shares of LCNB Common Shares to be issued in the Merger shall be issued in book entry form, without physical certificates; provided that LCNB may issue any of such shares in physical form at its sole discretion.

(k)    Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.
3.04    Dissenting Shares    . Anything contained in this Agreement or elsewhere to the contrary notwithstanding, any holder of an outstanding BNB Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Section 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.
ARTICLE IV
Actions Pending Consummation of Merger

4.01    Forbearances of BNB    . From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by an applicable Regulatory Order, without the prior written consent of LCNB, BNB shall not, and shall cause BNB Bank not to:
(a)    Ordinary Course. Conduct the business of BNB and BNB Bank other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon BNB’s ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.
(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional BNB Common Shares, other capital stock of BNB or any Rights, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional BNB Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(c)    Dividends; distributions; adjustment. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from BNB Bank to BNB, except that BNB may pay cash dividends (A) for the fourth quarter of 2014 not to exceed, in the aggregate, $70,000, and (B) in the event the Closing shall not have occurred prior to the record date for LCNB’s second quarter dividend, a dividend immediately prior to the Effective Time, in an amount equal to its semiannual dividend paid in June of 2014, provided that (1) the delay in the Closing is not due to any action or inaction on the part of BNB and (2) BNB has sufficient earnings to support the dividend, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
(d)    Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of BNB or BNB Bank, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for customary Holiday bonuses consistent with past practices described on Section 4.01(d) of BNB’s Disclosure Schedule and changes that are required by applicable law.
(e)    Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of BNB or BNB Bank, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock, phantom stock or other compensation or benefits payable thereunder.
(f)    Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.
(g)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
(h)    Governing Documents. Amend the BNB Articles, the BNB Regulations or the articles of association or bylaws of BNB Bank.
(i)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
(j)    Material Contracts. Except as disclosed on Section 4.01(j) of BNB’s Disclosure Schedule, enter into any new contract or agreement that would otherwise be required to be disclosed under Section 5.03(k), or terminate any Material Contract or amend, modify, renew or extend in any material respect any of its existing Material Contracts.
(k)    Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such settlements.
(l)    Adverse Actions. Take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.
(m)    Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.
(n)    Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.
(o)    Indirect Loans; Participations. (i) Except as disclosed on Section 4.01(o) of BNB’s Disclosure Schedule, make or purchase any indirect or brokered loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in BNB Bank’s Territory which are secured by collateral located in the BNB Bank’s Territory in the ordinary course and consistent with past practices.
(p)    Capital Expenditures. Make any capital expenditure or capital addition or improvement which individually exceeds $10,000 or in the aggregate exceed $30,000.
(q)    Lending. Except for the pending transactions and oral commitments set forth on Section 4.01(q) of BNB’s Disclosure Schedule, (i) establish any new lending programs or make any changes in the policies of BNB Bank concerning Persons authorized to approve loans; (ii) originate or issue a commitment to originate any loan (A) to a Person whose primary residence or principal place of business is located outside of BNB Bank’s Territory, or (B) secured by collateral located outside of BNB Bank’s Territory; (iii) originate or issue a commitment to originate any loan in a principal amount in excess of $500,000; or (iii) materially modify, change or amend any loan or any documents or agreements or collateral related thereto except as required by law or requested by a Regulatory Authority.
(r)      Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all material Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).
(s)    Offices and Facilities. (i) Open, close or relocate any offices at which business is conducted (including any ATMs); or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(t)    Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with rates prevailing in the relevant market.
(u)    Investment Securities Portfolio. Restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, except in each case as required by law or requested by a Regulatory Authority.
(v)    Foreclosures. Foreclose upon or otherwise cause BNB Bank to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless BNB or BNB Bank has reason to believe such real property may contain any such Hazardous Material.
(w)    Deposit Liabilities. Cause any material change in the amount or general composition of deposit liabilities.
(x)    Commitments. Agree or commit to do any of the foregoing.
ARTICLE V
Representations and Warranties

5.01    Disclosure Schedules    . On or prior to the date hereof, BNB delivered to LCNB a schedule, and LCNB delivered to BNB a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.
5.02    Standard    . No party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect.
5.03    Representations and Warranties of BNB    . Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, BNB hereby represents and warrants to LCNB that the following are true and correct:
(a)    Organization, Standing and Authority.
(i)    BNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The foreign jurisdictions in which BNB conducts business are set forth in the BNB Disclosure Schedule. BNB is registered as a bank holding company under the BHCA.

(ii)    BNB Bank is a national banking association duly organized and validly existing under the laws of the United States, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(b)    Capital Structure of BNB. As of the date of this Agreement, the authorized capital stock of BNB consists solely of 500,000 BNB Common Shares, of which 279,426 shares are outstanding and no shares are subject to options. As of the date of this Agreement, no shares of Treasury Stock were held by BNB or otherwise owned by BNB or BNB Bank. The outstanding BNB Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the date hereof, except as set forth in its Disclosure Schedule: (A) there are no BNB Common Shares authorized and reserved for issuance, and (B) BNB does not have any commitment to authorize, issue or sell any BNB Common Shares or Rights. As of the date hereof, BNB does not have any Rights issued or outstanding with respect to BNB Common Shares.
(c)    Subsidiaries.
(i)(A)    BNB Bank is the only Subsidiary of BNB, (B) BNB owns all of the issued and outstanding equity securities of BNB Bank, (C) no equity securities of BNB Bank are or may become required to be issued (other than to BNB) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which BNB Bank is or may be bound to sell or otherwise transfer any equity securities of BNB Bank (other than to BNB), (E) there are no contracts, commitments, understandings, or arrangements relating to BNB’s rights to vote or to dispose of such securities and (F) all of the equity securities of BNB Bank held by BNB are fully paid and nonassessable and are owned by BNB free and clear of any Liens.
(ii)    Except as Previously Disclosed, neither BNB nor BNB Bank own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than BNB Bank.
(d)    Corporate Power. Each of BNB and BNB Bank has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. BNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, subject to certain required approvals of BNB’s shareholders (the “BNB Shareholder Adoption”) and applicable Regulatory Authorities and BNB Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement subject to the approval of this Agreement and the transactions contemplated hereby by applicable Regulatory Authorities.
(e)    Corporate Authority; Authorized and Effective Agreement. Subject to the BNB Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BNB and the BNB Board prior to the date of this Agreement. The Agreement to Merge, when executed by BNB Bank, shall have been approved by the board of directors of BNB Bank and by BNB, as the sole shareholder of BNB Bank. This Agreement is a valid and legally binding obligation of BNB, enforceable against BNB in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(f)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BNB or BNB Bank in connection with the execution, delivery or performance by BNB of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filing of applications, notices and the Agreement to Merge, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act including the proxy statement/prospectus relating to the meeting, including any adjournments or postponements thereof, of BNB shareholders, (C) BNB Shareholder Adoption, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL, and (E) the receipt of the approvals set forth in Section 7.01(b).
(ii)    As of the date hereof, BNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(iii)    Subject to consents and approvals noted in Section 5.03(f)(i) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of BNB or of BNB Bank or to which BNB or BNB Bank or their properties are subject or bound, (B) constitute a breach or violation of, or a default under, the BNB Articles or the BNB Regulations or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
(g)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    BNB has delivered or will deliver to LCNB (a) unaudited consolidated financial statements for each of the fiscal years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, (b) unaudited consolidated financial statements for the interim period ended September 30, 2014 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income, and (c) unaudited monthly financial statements for September 30, 2014 and each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, “BNB’s Financial Statements”). Except for the effect of the failure to properly report unrealized gains and losses in other comprehensive income as set forth on Section 5.03(g)(i) of BNB’s Disclosure Schedule, BNB’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present the financial position of BNB as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year‑end adjustments and the absence of notes thereto. Except as set forth in BNB’s Financial Statements, BNB and BNB Bank have no liabilities or obligations as of the date hereof.
(ii)    Since September 30, 2014, BNB and BNB Bank have not incurred any material liability not disclosed in BNB’s Financial Statements.
(iii)    Since September 30, 2014, (A) BNB and BNB Bank have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to BNB or BNB Bank.
(iv)    Management of BNB has established and maintains a system of internal accounting controls that it reasonably believes is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of BNB and BNB Bank; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and that receipts and expenditures of BNB and BNB Bank are being made only in accordance with authorizations of management and directors of BNB and BNB Bank; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of BNB and BNB Bank that could have a material effect on the financial statements. Management of BNB has evaluated the effectiveness of BNB’s and BNB Bank’s internal controls over financial reporting as of the end of the periods covered by BNB’s Financial Statements and, based on such evaluations, has Previously Disclosed to LCNB (A) all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which management of BNB Bank believes is reasonably likely to adversely affect BNB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees of BNB or BNB Bank. BNB has provided to LCNB access to all documentation related to BNB’s internal control over financial reporting. Since September 30, 2014, neither BNB, BNB Bank nor any director, officer, employee, auditor, accountant or representative of BNB or BNB Bank has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of BNB or BNB Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BNB or BNB Bank has engaged in questionable accounting or auditing practices.
(h)    Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against BNB or BNB Bank and, to BNB’s Knowledge, no such litigation, claim or other proceeding has been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against BNB or BNB Bank.
(i)    Regulatory Matters.
(i)    Neither BNB nor BNB Bank nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FDIC and the FRB) or the supervision or regulation of it or BNB Bank (collectively, the “Regulatory Authorities”).
(ii)    Neither BNB nor BNB Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Order.
(j)    Compliance with Laws. Each of BNB and BNB Bank: (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto; (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BNB’s Knowledge, no suspension or cancellation of any of them is threatened; and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that BNB or BNB Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to BNB’s Knowledge, do any grounds for any of the foregoing exist).
(k)    Material Contracts; Defaults.
(i)    Except as set forth in BNB’s Disclosure Schedule listed under Section 5.03(k), neither BNB nor BNB Bank is not a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:
(A)    any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $5,000 in any one case or $15,000 in the aggregate in any period of 12 consecutive months;
(B)    any contract relating to any direct or indirect indebtedness of BNB or BNB Bank for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate in any period of 12 consecutive months;
(C)    any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of BNB or BNB Bank;
(D)    any contract containing covenants limiting the freedom of BNB or BNB Bank to compete in any line of business or with any Person or in any area or territory;
(E)    any partnership, joint venture, limited liability company arrangement or other similar agreement;
(F)    any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of BNB’s or BNB Bank’s current or former directors, officers, employees or consultants;
(G)    any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
(H)    any contract with an insider of BNB or BNB Bank or any arrangement under which BNB or BNB Bank has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);

(I)    any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;
(J)    other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of BNB or BNB Bank;
(K)    any contract that requires the payment of royalties;
(L)    any contract pursuant to which BNB or BNB Bank has any obligation to share revenues or profits derived from BNB or BNB Bank with any other Person;
(M)    any contract between (i) BNB or BNB Bank, on the one hand, and any officer, director, employee or consultant of BNB or BNB Bank, on the other hand, and (ii) BNB or BNB Bank, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of BNB or BNB Bank, on the other hand; and
(O)    any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $10,000 in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.
(ii)    “Material Contracts” shall mean those contracts on BNB’s Disclosure Schedule listed under Section 5.03(k). True, complete and correct copies of all of the Material Contracts have been made available to LCNB. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to BNB or BNB Bank, as the case may be, and (B) to the Knowledge of BNB, as to the other parties to such Material Contracts. Except as disclosed in BNB’s Disclosure Schedule, BNB and/or BNB Bank, as applicable, and to the Knowledge of BNB, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither BNB nor BNB Bank, and to the Knowledge of BNB, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither BNB nor BNB Bank, and to the Knowledge of BNB, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither BNB nor BNB Bank has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of BNB, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.
(l)    Brokerage and Finder’s Fees. Except as Previously Disclosed, neither BNB nor BNB Bank has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(m)    Employee Benefit Plans.
(i)    Section 5.03(m)(i) of BNB’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, established or maintained by BNB, BNB Bank or an ERISA

Affiliate in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of BNB or BNB Bank or any ERISA Affiliate participates, sponsors or contributes, or under which BNB or BNB Bank or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither BNB nor BNB Bank nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. No Compensation and Benefit Plan holds any BNB Common Shares.
(ii)    Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder. There is no pending or, to the Knowledge of BNB, threatened legal action, suit, claim, Department of Labor audit or IRS audit relating to the Compensation and Benefit Plans (other than routine claims for benefits under Compensation and Benefit Plans). Neither BNB nor BNB Bank nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject BNB or BNB Bank or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
(iii)    None of the Compensation and Benefit Plans is subject to Title IV of ERISA as (A) a “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by BNB or BNB Bank, or any other entity (an “ERISA Affiliate”) which is considered one employer with BNB or BNB Bank under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”), or (B) a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA. None of the Compensation and Benefit Plans could be subject to Section 413(b) or (c) of the Code.
(iv)    Except as described in Section 5.03(m)(iv) of BNB’s Disclosure Schedule, neither BNB nor BNB Bank has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code (or similar state laws requiring post-employment health contribution coverage or conversion privileges), and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder.
(v)    With respect to each Compensation and Benefit Plan, if applicable, BNB has provided or made available to LCNB, true and complete copies of existing (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same, (B) trust instruments and insurance contracts, including renewal notices, and (C) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.
(vi)    Except as described in Section 5.03(m)(vi) of BNB’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
(vii)    None of the Compensation and Benefit Plans would obligate BNB, BNB Bank or an ERISA Affiliate, due to the consummation of the transactions contemplated by this Agreement, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), to make a payment that could be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(n)    Labor Matters. Neither BNB nor BNB Bank is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is BNB or BNB Bank the subject of a proceeding asserting that either has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel BNB or BNB Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving BNB or BNB Bank pending or, to BNB’s Knowledge, threatened, nor is BNB aware of any activity involving BNB’s or BNB Bank’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity. BNB and BNB Bank are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(o)    Takeover Laws. BNB has taken all action required to be taken by BNB in order to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (“Takeover Laws”); and (ii) any applicable provisions of the BNB Articles, the BNB Regulations and/or the governing documents of BNB Bank.
(p)    Environmental Matters. Neither the conduct nor the operation of BNB or BNB Bank nor any condition of any property presently or, to BNB’s Knowledge, previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity) violates or violated Environmental Laws and, to BNB’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in material liability under Environmental Laws. Neither BNB nor BNB Bank has received any notice from any Person during the last five (5) years that BNB or BNB Bank or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have a liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.
(q)    Tax Matters.
(i)(A)    All Tax Returns that were or are required to be filed by or with respect to BNB and BNB Bank have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of BNB or BNB Bank. BNB has made available to LCNB true and correct copies of the United States federal income Tax Returns filed by BNB and BNB Bank for each of the three most recent fiscal years. Neither BNB nor BNB Bank has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in BNB’s Financial Statements or that have arisen in the ordinary and usual course of business since September 30, 2014. To BNB’s Knowledge, the accruals and reserves for Taxes reflected in BNB’s Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of BNB or BNB Bank other than Liens for current Taxes not yet due and payable.
(ii)    No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii)    BNB and BNB Bank have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.
(iv)    No claim has ever been made by any Governmental Authority in a jurisdiction where BNB or BNB Bank do not file Tax Returns that BNB or BNB Bank is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.
(v)    Neither BNB nor BNB Bank has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.
(vi)    Neither BNB nor BNB Bank has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2008. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to BNB or BNB Bank and, to the Knowledge of BNB, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of BNB, is threatening to assert against BNB or BNB Bank any deficiency or claim for additional Taxes.
(vii)    Except as Previously Disclosed, neither BNB nor BNB Bank (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which BNB is or was the common parent corporation (the “BNB Group”), or (C) has any liability for the Taxes of any person (other than members of the BNB Group) as a transferee or successor, by contract, or otherwise.
(viii)    Except as Previously Disclosed, neither BNB nor BNB Bank has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.
(ix)    Neither BNB nor BNB Bank has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(x)    There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which BNB or BNB Bank is a party that could be treated as a partnership for Tax purposes.
(xi)    Neither BNB nor BNB Bank is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.
(xii)    None of the assets of the Bank are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Bank is not a party to a “long-term contract” within the meaning of Section 460 of the Code.
(xiii)    BNB has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(r)    Risk Management Instruments. Neither BNB nor BNB Bank is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.

(s)    Books and Records. The books of account, minute books, stock record books, and other records of BNB and BNB Bank, all of which have been made available to LCNB, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of BNB and BNB Bank, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of BNB and BNB Bank contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the BNB Board and board of directors of BNB Bank, and committees of the BNB Board and board of directors of BNB Bank, and no meeting of any such shareholders, BNB Board and board of directors of BNB Bank, or committee has been held for which minutes have been prepared and are not contained in such minute books.
(t)    Insurance. Section 5.03(t) of BNB’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by BNB or BNB Bank. BNB and BNB Bank are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect, BNB and BNB Bank are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion and BNB and BNB Bank will cause to be filed in due and timely fashion any claims that have not yet been filed as of the date of this Agreement or which arise before the Effective Time of the Merger.
(u)    Title to Real Property and Assets.
(i)    Section 5.03(u) of BNB’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by BNB or BNB Bank. BNB and BNB Bank have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the BNB’s Financial Statements as being owned by BNB as of September 30, 2014, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) dispositions and encumbrances in the ordinary course of business. Neither BNB nor BNB Bank is a lessee with respect to any real property.
(ii)    Except for the Parking Space Lease, neither BNB nor BNB Bank is a lessor with respect to any real property. The Parking Space Lease is valid, legally binding, in full force and effect and enforceable in accordance with its terms as to the BNB Bank and, to BNB’s Knowledge, as to the other party to the Parking Space Lease. There is not under the Parking Space Lease: (A) any material default by the BNB Bank or, to the Knowledge of BNB, any claim of default which with notice or lapse of time, or both, would constitute a default; or (B) any default or claim of default against BNB Bank, or any event of default or event which with notice or lapse of time, or both, would constitute a default. The consummation of the transactions contemplated hereby will not result in a breach or default under the Parking Space Lease.
(iii)    All leases pursuant to which BNB or BNB Bank, as lessee, leases personal property (except for leases that have expired by their terms or that BNB or BNB Bank has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or the lessor.

(v)    Loans; Certain Transactions. Each loan reflected as an asset in the BNB’s Financial Statements as of September 30, 2014, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid and enforceable Liens which have been perfected in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms. No obligor under any of such loans has asserted any claim or defense with respect to the subject matter thereof. Except as set forth on Section 5.03(v) of BNB’s Disclosure Schedule, BNB Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of BNB or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by BNB Bank and that are subject to 12 C.F.R. Part 31 and 12 C.F.R. Part 215, comply therewith.

(w)    Allowance for Loan Losses. There is no loan which was made by BNB Bank and which is reflected as an asset of BNB or BNB Bank on BNB’s Financial Statements that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of BNB or BNB Bank as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on BNB’s Financial Statements was, as of each respective date, determined in accordance with generally accepted accounting principles consistently applied and in accordance with all rules and regulations applicable to BNB and BNB Bank and was, as of the respective date thereof, in the reasonable opinion of BNB’s and BNB Bank’s management, adequate in all material respects under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries.
(x)    Repurchase Agreements. With respect to all agreements pursuant to which BNB or BNB Bank has purchased securities subject to an agreement to resell, if any, BNB or BNB Bank, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(y)    Investment Portfolio. All investment securities held by BNB or BNB Bank, as reflected in the BNB’s Financial Statements, are carried in accordance with generally accepted accounting principles and in a manner materially consistent with the applicable guidelines issued by the Regulatory Authorities. BNB or BNB Bank, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the BNB’s Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the BNB or BNB Bank.
(z)    Deposit Insurance. The deposit accounts of BNB Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and BNB Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of BNB Bank, and BNB Bank’s records accurately reflect such accrual of interest. The deposit accounts of BNB Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither BNB nor BNB Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of BNB Bank.

(aa)    Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. BNB is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause BNB or BNB Bank to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. BNB is not aware of any facts or circumstances that would cause BNB to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause BNB or BNB Bank to undertake any material remedial action. The BNB Board (or, where appropriate, the board of directors of BNB Bank) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and BNB (or BNB Bank) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(bb)    CRA Compliance. Neither BNB nor BNB Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and BNB Bank has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither BNB nor BNB Bank has Knowledge of any fact or circumstance or set of facts or circumstances which could cause BNB or BNB Bank to receive notice of non-compliance with such provisions or cause the CRA rating of BNB Bank to fall below satisfactory.
(cc)    Related Party Transactions. Except as set forth on Section 5.03(cc) of BNB’s Disclosure Schedule, neither BNB nor BNB Bank has entered into any transactions with any Affiliate of BNB or BNB Bank or any Affiliate of any director or officer of BNB or BNB Bank (collectively, the “Related Parties”). None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of BNB or BNB Bank; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that BNB or BNB Bank uses or the use of which is necessary for conduct of their business; (iii) has brought any action against, or owes any amount to, BNB or BNB Bank; or (iv) on behalf of BNB or BNB Bank, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of BNB or BNB Bank, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.03(cc) of BNB’s Disclosure Schedule contains a complete list of all contracts between BNB, BNB Bank and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before Closing (other than those contracts entered into after the date of this Agreement for which LCNB has given its prior written consent). The BNB Bank is not party to any transaction with any Related Party on other than arm’s-length terms.
(dd)    Prohibited Payments. BNB and BNB Bank have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of BNB or BNB Bank for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of BNB or BNB Bank, which BNB or BNB Bank knows or has reason to believe have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

(ee)    Fairness Opinion. The BNB Board has received the written opinion of Austin Associates, LLC, to the effect that, as of the date hereof, the Merger Consideration to be received by the BNB shareholders in the Merger is fair to the holders of BNB Common Shares from a financial point of view.
(ff)    Absence of Undisclosed Liabilities. Neither BNB nor BNB Bank has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on BNB on a consolidated basis, except as disclosed in the BNB Financial Statements.
(gg)    Material Adverse Effect. BNB has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since September 30, 2014, that has had or could reasonably be expected to have a Material Adverse Effect on BNB or BNB Bank.
(hh)    BNB Information. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.
5.04    Representations and Warranties of LCNB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, LCNB hereby represents and warrants to BNB that the following are true and correct:
(a)    Organization, Standing and Authority.
(i)    LCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. LCNB is duly qualified to do business and is in good standing any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. LCNB is registered as a financial holding company under the BHCA.
(ii)    Bank is a national banking association duly organized and validly existing under the laws of the United States, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(b)    Capital Structure of LCNB. As of September 30, 2014, the authorized capital stock of LCNB consists of 12,000,000 LCNB Common Shares, of which 9,305,208 shares are outstanding and 1,000,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding LCNB Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of September 30, 2014, LCNB has reserved the following number of LCNB Common Shares for issuance (i) 89,414 for stock options and (iii) 323,967 for its dividend reinvestment and stock purchase plan. As of the date hereof, 753,627 LCNB Common Shares are held in treasury by LCNB.
(c)    Subsidiaries.
(i)(A)    Section 5.04(c) of LCNB’s Disclosure Schedule contains list of LCNB’s Subsidiaries, (B) LCNB owns all of the issued and outstanding equity securities of its Subsidiaries, (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to LCNB) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of such Subsidiaries (other than to LCNB), (E) there are no contracts, commitments, understandings, or arrangements relating to LCNB’s rights to vote or to dispose of such securities and (F) all of the equity securities of the Subsidiaries held by LCNB are fully paid and nonassessable and are owned by LCNB free and clear of any Liens.
(ii)    Except as Previously Disclosed, LCNB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than the Subsidiaires.
(d)    Ownership of BNB Common Shares. As of the date of this Agreement, LCNB and its Subsidiaries do not beneficially own any of the outstanding BNB Common Shares.
(e)    Corporate Power. Each of LCNB and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, LCNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.
(f)    Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of LCNB and the LCNB Board prior to the date hereof. The Agreement to Merge, when executed by Bank, shall have been approved by the board of directors of Bank and by LCNB, as the sole shareholder of Bank. This Agreement is a valid and legally binding agreement of LCNB, enforceable against LCNB in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
(g)    SEC Reports.
(i)    LCNB has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.
(ii)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by LCNB pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
(h)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    The financial statements of LCNB and its Subsidiaries included (or incorporated by reference) in LCNB’s SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of LCNB and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of LCNB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of LCNB and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, BKD, LLP has not resigned (or informed LCNB that indicated it intends to resign) or been dismissed as independent public accountants of LCNB as a result of or in connection with any disagreements with LCNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)    Neither LCNB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of LCNB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since September 30, 2014, or (C) in connection with this Agreement and the transactions contemplated hereby.
(i)    Regulatory Matters.
(i)    Neither LCNB nor Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.
(ii)    Neither LCNB nor Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.
(j)    Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on LCNB, no litigation, claim or other proceeding before any court or governmental agency is pending against LCNB or Bank, to LCNB’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against LCNB.
(k)    Compliance with Laws. LCNB and each of its Subsidiaries have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on LCNB and, to the knowledge of LCNB, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. LCNB and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to LCNB or any of its Subsidiaries.
(l)    Deposit Insurance. The deposit accounts of Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Bank, and Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither LCNB nor Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Bank.

(m)    Absence of Undisclosed Liabilities. Neither LCNB nor its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on LCNB on a consolidated basis, except as disclosed in the SEC Reports.
(n)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by LCNB or any of its Subsidiaries in connection with the execution, delivery or performance by LCNB of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filing of the Registration Statement, (C) BNB Shareholder Adoption, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL; and (E) receipt of the approvals set forth in Section 7.01(b).
(ii)    As of the date hereof, LCNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(iii)    Subject to the consents and approvals noted in Section 5.03(n)(i) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of LCNB or of any of its Subsidiaries or to which LCNB or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the LCNB Articles or LCNB Regulations, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
(o)    Brokerage and Finder’s Fees. Except as Previously Disclosed, neither LCNB nor its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(p)    Takeover Laws. LCNB has taken all action required to be taken by LCNB in order to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the LCNB Articles, the LCNB Regulations and/or the governing documents of the Bank.

(q)    Tax Treatment of Merger. As of the date of this Agreement, LCNB is not aware of any fact or state of affairs relating to LCNB that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

(r)    LCNB Information. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI
Covenants

6.01    Reasonable Best Efforts    . Subject to the terms and conditions of this Agreement, each of BNB and LCNB shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
6.02    Shareholder Approval    . BNB, in consultation with LCNB, shall take, in accordance with applicable law and the BNB Articles and the BNB Regulations, all actions necessary to convene an appropriate meeting of its shareholders as soon as practicable after the Registration Statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws, to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the BNB shareholders for consummation of the Parent Merger (including any adjournment or postponement, the “BNB Meeting”), as promptly as practicable after the date hereof. The BNB Board will recommend approval of this Agreement to the other shareholders of BNB, subject only to such director’s fiduciary obligations, and will use their best efforts to obtain the necessary approvals by the shareholders of this Agreement and the transactions contemplated hereby.
6.03     Registration Statement; Proxy Statement/Prospectus.
(a)    LCNB will prepare and file a Registration Statement with the SEC to register a sufficient number of shares of LCNB Common Shares which the shareholders of BNB will receive pursuant to Section 3.01 at the Effective Time. LCNB will use its best efforts to cause such Registration Statement to become effective. LCNB and BNB agree that none of the information supplied or to be supplied by each of them for inclusion or incorporation by reference in (i) the Registration Statement, including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof, will, at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meeting of shareholders of BNB to be held in connection with the Merger, in either case contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    LCNB and BNB each agree to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to BNB shareholders.
(c)    If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.
6.04    Press Releases    . Upon the execution of this Agreement, LCNB and BNB shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of LCNB and BNB. Neither BNB nor LCNB will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.
6.05    Access; Information    .
(a)    BNB shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, LCNB and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and such other information as LCNB may reasonably request and, during such period, (i) shall furnish promptly to LCNB a copy of each material report, schedule and other document filed by it or BNB Bank pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of BNB or BNB Bank as LCNB may reasonably request. BNB shall invite two Representatives of LCNB selected by LCNB from time to time to attend, solely as observers, all meetings of the BNB Board (and committees thereof) and BNB Bank board after the date of this Agreement; provided, however, that in no event shall such LCNB Representatives be invited to or permitted to attend any executive session of BNB’s or BNB Bank’s board or any meeting at which BNB reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the BNB Board or BNB Bank board, as applicable.
(b)    Neither BNB nor LCNB will, nor shall either parties’ Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.
(c)    In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
(d)    During the period from the date of this Agreement to the Effective Time, BNB shall deliver to LCNB the monthly and quarterly unaudited financial statements of BNB Bank prepared for its internal use and the report of condition and income of BNB Bank for each quarterly period completed prior to the Effective Date as the same shall become available.
6.06    Acquisition Proposals; Break Up Fee    .
(a)    BNB shall not, and shall cause BNB Bank and the officers, directors, employees, advisors and other agents of BNB and BNB Bank not to, directly or indirectly, take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than LCNB, relating to (i) any acquisition or purchase of all or substantially all of the assets of BNB and/or BNB Bank or (ii) any merger, consolidation or other business combination with BNB and/or BNB Bank (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this Section shall prohibit BNB from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (A) the BNB Board, after consultation with and based upon the advice of legal counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of BNB under applicable law and (B) before furnishing such information to, or entering into discussions or negotiations with, such Person, BNB provides immediate written notice to LCNB of such action, the identity of the bidder and the substance of such Acquisition Proposal.
(b)    In the event that BNB and/or BNB Bank either (i) after consultation with and based upon the advice of legal counsel, determines in good faith that pursuing such Acquisition Proposal and terminating this Agreement is required to fulfill its fiduciary duties to the shareholders of BNB under applicable law, or (ii) executes a definitive agreement in respect of an Acquisition Proposal, BNB shall pay to LCNB in immediately available funds the sum of $503,000 immediately after the earlier of (x) giving notice of (i) above, or (y) such execution.
6.07    Takeover Laws    . No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Law, as now or hereafter in effect.
6.08    Certain Policies    . Before the Effective Time, BNB shall, upon the request of LCNB, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of LCNB and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that BNB shall not be obligated to take any such action pursuant to this Section 6.08 unless and until LCNB acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to BNB that LCNB’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that LCNB is otherwise in material compliance with this Agreement; provided further, however, that BNB shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with generally accepted accounting principles and no such action will adversely impact the Merger Consideration to be paid hereunder. BNB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.
6.09    Regulatory Applications    .
(a)    LCNB and BNB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow LCNB to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable. LCNB agrees that it will consult with BNB with respect to the obtaining of all material consents, approvals, waivers and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep BNB apprised of the status of material matters relating to obtainment of such consents, approvals, waivers and/or authorizations from the Regulatory Authorities. BNB shall have the right to review in advance, subject to applicable laws relating to the exchange of Information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the forgoing sentence, neither BNB nor BNB Bank shall have any right to review and/or inspect any proprietary information submitted by LCNB to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by LCNB in relation to such consents, approvals, waivers and/or authorizations from the Regulatory Authorities.

(b)    BNB agrees, upon request, to furnish LCNB with all information concerning itself, BNB Bank, directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of LCNB or any of its Subsidiaries to any Regulatory Authority.
6.10    Employment Matters; Employee Benefits.
(a)    General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give BNB or BNB Bank employees any rights other than as employees at will under applicable law, and BNB and BNB Bank employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of BNB or BNB Bank who become employees of LCNB as a result of the Merger shall participate in either BNB’s Compensation and Benefit Plans (for so long as LCNB determines necessary or appropriate) or in the employee benefit plans sponsored by LCNB for LCNB’s employees (with credit for their years of service with BNB or BNB Bank for participation and vesting purposes under LCNB’s applicable plans, to the extent such plans permit), including credit for years of service and for seniority under the vacation program, but subject to the eligibility and other terms of such plans. In addition, to the extent BNB employees participate in LCNB’s group health plan (instead of continued participation in BNB’s group health plan), LCNB agrees to waive all restrictions and limitations for pre-existing conditions under LCNB’s group health plan and applicable insurance policy to the extent that LCNB’s group health plan and insurance policy permit such waiver.
(b)    Employee Severance. Subject to any applicable regulatory restrictions:
(i) LCNB shall pay to each employee of BNB and/or BNB Bank, who (A) is not subject to an existing contract providing for severance and/or a change in control payment, (B) is an employee of BNB or BNB Bank immediately before the Effective Time, (C) has been an employee of BNB or BNB Bank for at least 12 months prior to the Effective Time, and (D) is not offered continued employment by LCNB or any of its Subsidiaries after the Effective Time, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with BNB Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed the lesser of (I) 26 weeks of base pay or (II) $20,000; provided, that the maximum severance payment under this Section 6.10(b)(i) for the executive officers listed on Section 6.10(b)(ii) of BNB’s Disclosure Schedule shall only be limited by 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 45 days following termination, provided, that such employee has not been terminated for cause. For any employee of BNB or BNB Bank participating in BNB or BNB Bank’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee and for any spouse or other dependent covered by BNB’s or BNB Bank’s group health program at the Effective Time, at the full premium rate for the entire COBRA period.

(ii)    In exchange for the severance pay described in this Subsection (i), terminated employees will be required to execute a final and binding general release in which the employee releases and waives any and all claims the employee may have against LCNB and Affiliates (other than any claims related to the right to receive such severance pay under Subsection (i) and/or the COBRA continuation health coverage the terminated employee is entitled to receive under applicable laws).
(c)    BNB Simple IRA Plan. BNB agrees to take reasonable actions, including, but not limited to, the adoption of a resolution by the Board of BNB, the adoption of an amendment to the Simple IRA Plan sponsored by BNB (the “Plan”) to modify, amend or terminate the Plan, pending the Closing, reasonably requested by LCNB, and to the coordinate with service professionals in connection with the Plan, including providing termination notification to participants.

6.11    Notification of Certain Matters    . BNB shall give prompt notice to LCNB of any fact, event or circumstance known to BNB that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to BNB or BNB Bank or (ii) would cause or constitute a material breach of any of BNB’s representations, warranties, covenants or agreements contained herein.

6.12    No Breaches of Representations and Warranties    . Between the date of this Agreement and the Effective Time, without the written consent of LCNB, BNB will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.
6.13    Consents    . BNB shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.
6.14    Insurance Coverage    . BNB shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.
6.15    Correction of Information    . BNB shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.
6.16    Confidentiality    . Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of BNB and LCNB pursuant to the terms of this Agreement shall be kept in strictest confidence and not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the BNB shareholders, this Section 6.16 shall not apply to information included in the Proxy Statement/Prospectus to be sent to the shareholders of BNB under Section 6.03. BNB and LCNB agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. BNB and LCNB agree to hold the Information in strictest confidence a shall not use such Information for any purpose other than a mutually acceptable transaction contemplated hereby and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of BNB or LCNB to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, BNB and LCNB agree to return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information.
6.17    Regulatory Matters    . LCNB, BNB and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by BNB or BNB Bank with, or a commitment letter, board resolution or similar submission by BNB or BNB Bank to, or supervisory letter from any Regulatory Authority to BNB or BNB Bank, to the satisfaction of such Regulatory Authority.
6.18    Indemnification.

(a)    For a period of three years after the Effective Time, LCNB shall indemnify each Person who served as a director or officer of BNB on or after the date of this Agreement and before the Effective Time, to the fullest extent provided by the BNB Articles and the BNB Regulations, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of BNB; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.
(b)    Before the Effective Time, BNB shall purchase the one year extended reporting period following the Effective Date available under its existing policy of directors’ and officers’ and company liability insurance (“D&O Policy”). In addition, BNB shall purchase any additional extension of the reporting period beyond one year from the Effective Date under its D&O Policy or purchase other comparable insurance for such term as may be available to it (“Extended D&O Policy”); provided, however, that BNB shall not expend, or commit to expend, more than 200% of its current annual premium under its D&O Policy to purchase such Extended D&O Policy, without first obtaining the written consent of LCNB.
6.19    Environmental Assessments.     BNB hereby agrees to permit and LCNB may engage, at its expense, a qualified consultant, mutually agreeable to BNB and LCNB, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process” (“Phase I”) of each parcel of real estate owned by BNB or BNB Bank, including real estate acquired by BNB Bank upon foreclosure. LCNB shall perform any Phase I pursuant to this Section 6.19 at mutually agreeable times and in a manner so as to minimize any disruption of BNB’s and BNB Bank’s business operations but in any event shall complete any such Phase I within 60 days of the date of this Agreement or 30 days after taking title to any new real estate after the date of this Agreement. Further, LCNB shall maintain or cause to be maintained commercially reasonable amounts of insurance in connection with any Phase I conducted pursuant to this Section 6.19 and any access to properties hereunder shall be at the sole risk of LCNB and, in connection therewith, LCNB agrees to indemnify and hold harmless BNB and BNB Bank with respect to any damages or losses resulting from or arising out of such access. A full and complete copy of all Phase I reports prepared under this Section 6.19 shall be provided to BNB within five (5) days of receipt thereof by LCNB.
6.20    NASDAQ Listing.     LCNB shall cause the LCNB Common Shares to be issued in the Merger to be approved for listing on the NASDAQ – Capital Market Exchange as of the Effective Time.
6.21    Tax Treatment.      No party hereto shall take any action inconsistent with the treatment of the Merger as a “reorganization’ under Section 368(a) of the Code.
6.22    Financial Statements Audit.      BNB shall cause, at its own expense, BKD, LLP to perform an audit of the consolidated financial statements of BNB for the fiscal year ended December 31, 2014, consisting of a consolidated balance sheet and the related consolidated statements of income and shareholders’ equity and cash flows in accordance with generally accepted accounting principles (the “Audit”). BNB shall cause the Audit to be completed no later than February 15, 2015 and provide a copy of the Audit to LCNB upon completion.

ARTICLE VII
Conditions to Effect the Merger; Closing

7.01    Conditions to Each Party’s Obligation to Effect the Merger    . The respective obligation of each of LCNB and BNB to consummate the Merger is subject to the fulfillment or written waiver by LCNB and BNB prior to the Effective Time of each of the following conditions:

(a)    Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of BNB.
(b)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the LCNB Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on LCNB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the LCNB Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to BNB and/or BNB Bank, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on LCNB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
7.02    Conditions to Obligation of BNB    . The obligation of BNB to consummate the Merger is also subject to the fulfillment or written waiver by BNB prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of LCNB set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and BNB shall have received a certificate, dated the Effective Date, signed on behalf of LCNB, by the chief executive officer of LCNB to such effect.
(b)    Performance of Obligations of LCNB. LCNB shall have performed in all material respects all obligations required to be performed by LCNB under this Agreement at or prior to the Effective Time, and BNB shall have received a certificate, dated the Effective Date, signed on behalf of LCNB by the chief executive officer of LCNB to such effect.
7.03    Conditions to Obligation of LCNB    . The obligation of LCNB to consummate the Merger is also subject to the fulfillment or written waiver by LCNB prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of BNB set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and LCNB shall have received a certificate, dated the Effective Date, signed on behalf of BNB, by the president of BNB to such effect.
(b)    Performance of Obligations of BNB. BNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and LCNB shall have received a certificate, dated the Effective Date, signed on behalf of BNB by the president of BNB to such effect.

(c)    Consents. BNB shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in LCNB’s reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.
(d)    FIRPTA Certification. LCNB shall have received a statement executed on behalf of BNB, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably acceptable to LCNB certifying that the BNB Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.
(e)    Dissenting Shares. The holders of not more than five percent of the outstanding BNB Common Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by this Agreement.
(f)    Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by BNB or BNB Bank, including real estate acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be satisfactory to LCNB or (ii) any breach of the representations and warranties contained in Section 5.03(p) of this Agreement as disclosed in a Phase I report shall have been remedied by BNB or BNB Bank to the reasonable satisfaction of LCNB.
(g)    D&O Policy. BNB shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.18(b).
(h)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on BNB.
7.04    Closing.     Subject to Article VII of this Agreement, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Columbus, Ohio on the Effective Date.
ARTICLE VIII
Termination

8.01    Termination    . This Agreement may be terminated, and the Merger may be abandoned:
(a)    At any time prior to the Effective Time, by the mutual written consent of LCNB and BNB, if the board of directors of each so determines by vote of a majority of the members of its entire board.
(b)    At any time prior to the Effective Time, by LCNB or BNB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.
(c)     At any time prior to the Effective Time, by LCNB or BNB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Parent Merger is not consummated by May 31, 2015, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
(d)    By BNB or LCNB upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied or (ii) the BNB shareholders fail to adopt this Agreement and approve the Merger at the BNB Meeting.
(e)    Upon a payment made to LCNB in accordance with Section 6.06, this Agreement shall automatically terminate without further act or action by either BNB or LCNB.
(f)    By written notice of BNB to LCNB if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:
(i)    the LCNB Market Value on the Determination Date is less than the LCNB Market Price multiplied by 0.85; and
(ii)    the number obtained by dividing the LCNB Market Value on the Determination Date by the LCNB Market Price shall be less than the Index Ratio minus 0.15;
Subject, however, to the following three sentences: If BNB elects to exercise its termination right pursuant to this Section 8.01(f), it shall give prompt written notice thereof to LCNB. During the five business day period commencing with LCNB receipt of such notice, LCNB shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the LCNB Market Price, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the LCNB Market Value on the Determination Date. If within such five business day period, LCNB delivers written notice to BNB that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies BNB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(f), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).
For purposes of this Section 8.01(f), the following terms shall have the meanings indicated below:
“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).
“Final Index Price” means the average of the daily closing value of the Index for the 20 consecutive trading days immediately preceding the Determination Date.
“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $2,682.23, the closing value of the Index on December 26, 2014.
“LCNB Market Price” shall mean the average closing sale price of a LCNB Common Share on the NASDAQ Capital Market Exchange during the 20 consecutive trading days immediately preceding the date of this Agreement.
“LCNB Market Value” means, as of any specified date, the average closing sale price of a share of LCNB Common Shares as reported on the NASDAQ Capital Market Exchange for the 20 consecutive trading days immediately preceding such specified date.
8.02    Effect of Termination and Abandonment; Enforcement of Agreement    . In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 6.06 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled by law or in equity.
ARTICLE IX
Miscellaneous

9.01    Survival    . No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10 and 6.18 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(b), 6.05(c), 6.16, 8.02 and this Article IX, which shall survive such termination).
9.02    Waiver; Amendment    . Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the BNB Meeting, this Agreement may not be amended if it would violate the OGCL.
9.03    Counterparts    . This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile shall have the same effect as original signatures.
9.04    Governing Law    . This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio.
9.05    Expenses    . Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.
9.06    Notices    . All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to BNB, to:	BNB Bancorp, Inc. 225 W. Upper Lewisburg Salem Road Brookville, Ohio 45309 Attention: Carolyn Haney
With a copy to:	Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604 Attention: Martin D. Werner, Esq
If to LCNB, to:	LCNB, Corp. 2 North Broadway P.O. Box 59 Lebanon, Ohio 45036-0059 Facsimile No.: (513) 933-5262 Attention: Stephen P. Wilson, Chairman & CEO
With a copy to:	Dinsmore & Shohl LLP 255 E. Fifth Street Suite 1900 Cincinnati, Ohio 45202 Facsimile No.: (513) 977-8141 Attention: Susan B. Zaunbrecher, Esq.

9.07    Entire Understanding; No Third Party Beneficiaries    . This Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.08    Interpretation; Effect    . When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
9.09    Waiver of Jury Trial    . Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
9.10    Successors and Assigns; Assignment    . This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

AGREEMENT AND PLAN OF MERGER

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BNB BANCORP, INC.

By /s/ Roger L. Moler
Roger L. Moler, CEO

LCNB CORP.

By /s/ Stephen P. Wilson
Stephen P. Wilson, Chairman & CEO

ANNEX B

Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

1701.85 Dissenting shareholders – compliance with section – fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than 20 days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than 20 days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within 30 days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

7205 W. Central Avenue
Toledo, Ohio 43617
P 419.841.8521
www.austinassociates.com
 ANNEX C

December 29, 2014

Board of Directors
BNB Bancorp, Inc.
225 West Upper Lewisburg-Salem Road
Brookville, OH 45309

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to BNB Bancorp, Inc. (“BNB”) and its shareholders, of the terms of the Agreement and Plan of Merger dated as of December 29, 2014 (the "Agreement") by and between LCNB Corporation (“LCNB”) and BNB. The Agreement provides for the merger of BNB with and into LCNB, with LCNB being the surviving company. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

The financial terms of the Agreement provide that each BNB Common Share shall be converted into the right to receive: (1) 2.005 shares of LCNB Common Shares (“Per Share Stock Consideration”); and (2) cash in the amount of $15.75 (“Per Share Cash Consideration”). Based on LCNB’s 20-day average closing price of $14.59, the per share consideration would equal $45.00 and the aggregate consideration would approximate $12.6 million based on 279,426 shares outstanding at BNB. Any BNB Common Shares entitled to receive a fractional LCNB Common Share will be paid in cash.

Austin Associates, LLC (“Austin”) as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have reviewed among other things:

(i)	the Agreement;

(ii)	certain publicly available financial statements and other historical financial information of BNB that we deemed relevant;

(iii)	certain publicly available financial statements and other historical financial information of LCNB that we deemed relevant;

(iv)	internal financial projections for BNB for the year ending December 31, 2014 prepared by and reviewed with management of BNB;

(v)
the pro forma financial impact of the Merger on LCNB, based on assumptions relating to transaction expenses, preliminary purchase accounting adjustments and cost savings considered reasonable by Austin;

Board of Directors
December 29, 2014

(vi)
publicly reported historical price and trading activity for LCNB’s common stock, including an analysis of certain financial and stock market information of LCNB compared to certain other publicly traded companies;

(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(viii)	the current market environment generally and the banking environment in particular; and,

(ix)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of BNB the business, financial condition, results of operations and prospects of BNB, including certain operating, regulatory and other financial matters. We held similar discussions with senior management of LCNB regarding the business, financial condition, results of operations and prospects of LCNB.

We have also assumed that there has been no material change in BNB’s and LCNB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that BNB and LCNB will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, we have relied upon the advice BNB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of BNB’s or LCNB’s assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to BNB and its shareholders.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, to BNB and its shareholders of the terms of the Agreement, and does not address the underlying business decision by the Board of Directors to pursue the Merger.

BNB jointly engaged Austin and Investment Bank Services (“IBS”) a registered broker dealer to act as financial advisors in the transaction. Principals of Austin’s investment banking team that assisted BNB are also registered representatives of IBS. As part of the engagement IBS will receive contingent fees upon closing of the transaction, a portion of which will be paid upon the execution of the Agreement. The registered representatives of IBS who are also Principals of Austin will be compensated from the fees received by IBS from the transaction. As part of the engagement, Austin and IBS reserve the right to review any public disclosures describing this fairness opinion or their respective firms. In addition, BNB agreed to indemnify Austin and IBS against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to BNB and its shareholders.

Respectfully,

Board of Directors
December 29, 2014

Austin Associates, LLC

Part II
Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a)    Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1)       A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2)           A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

(3)            To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4)           Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a)           Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b)           Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6)            The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7)           A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8)           The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9)           As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b)           Regulations of LCNB

The Regulations of LCNB contains the following provisions with respect to the indemnification of directors and officers:

Article Five – Indemnification and Insurance

Section 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.

Section 5.04. Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Washington County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5.05. Advances for Expenses. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

(B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

Section 5.06. Article Five Not Exclusive. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.08. Certain Definitions. For purposes of this Article Five, and as examples and not by way of limitation:

(A) A person claiming indemnification under this Article Five shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article Five.

Section 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Washington County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Washington County, Ohio in any such action, suit or proceeding.

(c)    Insurance

LCNB maintains insurance policies under which directors and officers of LCNB are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of LCNB.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Index to Exhibits below.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

(c)	Report, Opinion or Appraisal

The opinion of Austin Associates, LLC is included as Annex C to this proxy statement/prospectus.

Item 22.	Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)
That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebanon, State of Ohio, on February 20, 2015.

LCNB CORP.

By:	/s/ Stephen P. Wilson
Stephen P. Wilson Chief Executive Officer & Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Stephen P. Wilson	February 20, 2015	Chief Executive Officer & Chairman of the Board
Stephen P. Wilson		of Directors (Principal Executive Officer)

/s/ Robert C. Haines II*	February 20, 2015	Executive Vice President & Chief Financial Officer
Robert C. Haines II		(Principal Financial and Accounting Officer)

/s/ Rick L. Blossom*	February 20, 2015	Director
Rick L. Blossom

/s/ Spencer S. Cropper*	February 20, 2015	Director
Spencer S. Cropper

/s/ Steve P. Foster*	February 20, 2015	President, Director
Steve P. Foster

/s/ William H. Kaufman*	February 20, 2015	Director
William H. Kaufman

/s/ John H. Kochensparger III*	February 20, 2015	Director
John H. Kochensparger III

/s/ Anne E. Krehbiel *	February 20, 2015	Director
Anne E. Krehbiel

/s/ George L. Leasure *	February 20, 2015	Director
George L. Leasure

 * The above-named directors of the Registrant sign this Registration Statement on Form S-4 by Stephen P. Wilson, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-4 as exhibits.

By:	/s/ Stephen P. Wilson
Stephen P. Wilson
Chairman and Chief Executive Officer Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

2.1
Agreement and Plan of Merger dated as of December 29, 2014 by and between LCNB Corp. and BNB Bancorp, Inc., - incorporated by reference to the Registrant's Current Report on Form 8-K filed on January 2, 2015, Exhibit 2.1.

3.1
Amended and Restated Articles of Incorporation of LCNB Corp., as amended – incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, Exhibit 3.1.

3.2	Regulations of LCNB Corp. - Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, Exhibit 3(ii).
4.1	Warrant to Purchase Shares of Common Stock of the Registrant, dated January 9, 2009 - incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 9, 2009, Exhibit 4.1.
4.2
Letter Agreement, dated as of January 9, 2009, including Securities Purchase Agreement – Standard Terms incorporated by reference therein, between the Registrant and the United States Department of the Treasury – incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 9, 2009, Exhibit 10.1.

4.3
Substitute Warrant to Purchase Shares of Common Stock of the Registrant, dated January 9, 2009 – incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, Exhibit 4.3.

4.4
Repurchase Letter Agreement, dated as of October 21, 2009 between the Registrant and the U.S. Department of the Treasury – incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 21, 2009, Exhibit 10.1.

5.1	Opinion of Dinsmore & Shohl LLP regarding the legality of the securities being registered – filed herewith.
10.1	LCNB Corp. Ownership Incentive Plan - incorporated by reference to Registrant's Form DEF 14A Proxy Statement pursuant to Section 14(a), dated March 15, 2002, Exhibit A (000-26121).
10.2	Form of Option Grant Agreement under the LCNB Corp. Ownership Incentive Plan - incorporated by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2005, Exhibit 10.2.
10.3
Letter Agreement, dated as of January 9, 2009, including Securities Purchase Agreement – Standard Terms incorporated by reference therein, between the Registrant and the United States Department of the Treasury – incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 9, 2009, Exhibit 10.1.

10.4	Nonqualified Executive Retirement Plan – incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, Exhibit 10.4.
10.5
Repurchase Letter Agreement dated October 21, 2009 by and between the Registrant and the United States Department of the Treasury – incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 21, 2009, Exhibit 10.1.

10.6
Restricted Stock Grant Agreement, dated as of February 22, 2010, between the Registrant and Stephen P. Wilson – incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, Exhibit 10.6.

14.1	LCNB Corp. Code of Business Conduct and Ethics - incorporated by reference to Registrant’s Form 10-K for the fiscal year ended December 31, 2003, Exhibit 14.1.
14.2	LCNB Corp. Code of Ethics for Senior Financial Officers - incorporated by reference to Registrant’s Form 10-K for the fiscal year ended December 31, 2003, Exhibit 14.2.
21	LCNB Corp. Subsidiaries – incorporated by reference to Registrant’s Form 10-K for the fiscal year ended December 31, 2013, Exhibit 21.
23.1	Consent of Independent Registered Public Accounting Firm – Clark Schaefer Hackett (formerly J.D.Cloud & Co., L.L.P.) – filed herewith.
23.2	Consent of Dinsmore & Shohl LLP - included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference.
24.1	Powers of Attorney for Directors and Executive Officers of LCNB Corp. – filed herewith.
99.1	Consent of Austin Associates, LLC – filed herewith.
99.2	Form of Proxy Card for Special Meeting of Shareholders of BNB Bancorp, Inc. – to be filed by amendment.